As filed with the Securities and Exchange Commission on February 1, 2012

REGISTRATION NO.  333-177532

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALTERNATIVE FUELS AMERICAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2860	33-0301060
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2131 Hollywood Boulevard, Suite 401

Hollywood, Florida  33020

(954) 367-7067

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive officer)

Craig Frank

Chairman and Chief Executive Officer

2131 Hollywood Boulevard, Suite 401

Hollywood, Florida  33020

(954) 367-7067

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dale S. Bergman, Esq.

Roetzel & Andress

350 East Las Olas Blvd., Ste. 1150

Fort Lauderdale, Florida  33301

(954) 462-4150

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2012

PROSPECTUS

ALTERNATIVE FUELS AMERICAS, INC.

23,712,088 Shares of Common Stock

The selling stockholders named in this prospectus are offering up to 23,712,088   shares of common stock through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We will use our best efforts to maintain the effectiveness of the resale registration statement, of which this prospectus is a part, from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

Our common stock is presently traded on the OTC Pink Market, although the market for our common stock is extremely limited and sporadic.  On November 10, 2010, the last date the common stock traded, the closing price was $5.00.  Given the foregoing, the selling stockholders will offer their shares at $1.00 per share until the shares are quoted on the OTC Bulletin Board or another exchange.  Although we intend to apply for quotation of our common stock on the OTC Bulletin Board or another exchange, we may not secure this qualification and even if we do, an active public market for our common stock may never materialize.  If we secure this qualification, the sale price to the public of the shares registered hereunder will be at prevailing market prices or privately negotiated prices.

We are not a “blank check company” as defined in Rule 419 under the Securities Act of 1933 and we have no intention to engage in a business combination as contemplated by such Rule.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See the section of this prospectus entitled “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____________, 2012

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
SUMMARY FINANCIAL INFORMATION	5
RISK FACTORS	6
USE OF PROCEEDS	13
DETERMINATION OF OFFERING PRICE	13
DILUTION	13
8% CONVERTIBLE PROMISSORY NOTES	13
SELLING STOCKHOLDERS	14
PLAN OF DISTRIBUTION	17
BUSINESS	19
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	25
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	27
MANAGEMENT	30
EXECUTIVE COMPENSATION	32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
DESCRIPTION OF SECURITIES	36
LEGAL MATTERS	37
EXPERTS	37
AVAILABLE INFORMATION	37
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	38
INDEX TO FINANCIAL STATEMENTS	F-1

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s registration rules for a delayed or continuous offering and sale of securities.  Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus.  This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.  A prospectus supplement may add, update or change information contained in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These forward-looking statements are contained principally in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

The forward-looking statements herein represent our expectations, beliefs, plans, intentions or strategies concerning future events, including, but not limited to: our future financial performance; the continuation of historical trends; the sufficiency of our cash balances for future needs; our future operations; the relative cost of our operation methods as compared to our competitors; new production projects, entry and expansion into new markets; achieving status as an industry leader; our competitive advantages over our competitors; brand image; our ability to meet market demands; the sufficiency of our resources in funding our operations; our intention to engage in mergers and acquisitions; and our liquidity and capital needs.

Our forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass.  Moreover, our forward-looking statements are subject to various known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements.

Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

AFAI is ineligible to rely on the “safe harbor” provision with respect to “forward looking statements” for the offering contemplated by this prospectus.

PROSPECTUS SUMMARY

This summary provides an overview of all material information contained in this prospectus.  It does not contain all the information you should consider before making a decision to purchase the shares our selling stockholders are offering.  You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Unless the context otherwise requires, references in this prospectus to, “AFAI,” “the Company,” “we,” “our” and “us” refers to Alternative Fuels Americas Inc.

Business Overview

AFAI is a development stage company which intends to be a “seed to pump” biofuels company focusing on Latin America.  As a “seed to pump biofuels company,” we plan to be involved in every phase of the biofuels production process, from growing plants suitable for conversion into biofuels, to extracting crude oils from plant matter and ultimately refining crude oil into international grade biodiesel and selling it to end users.

Since 2005, we have been developing and implementing a business plan to create a viable and sustainable biofuels company in Latin America, initially in Costa Rica.  We have engaged in plant trials, research and development and biofuels strategy development.  We have also put together a management team and outside consultants with the knowledge of and experience in all phases of the Latin American biofuels industry including agronomy and tree science, chemistry, engineering, farm management, production process, and marketing.

The Company has developed and is implementing a three-phase business plan that is intended to generate early-stage revenues, provide for Company ownership of feedstock supplies and allow us to keep abreast of technology and development in the biofuels industry through research and development for emerging and new feedstock opportunities, such as algae.

Phase One is designed to generate early-stage revenues by utilizing feedstock from oil-rich crops that are currently growing wild on private farms.  Based on density studies done for us, we have identified Coyol Palm and Palm Real as the principal wild feedstocks we will use.  Through use of Google Maps, AFAI has located numerous farming acreage in Costa Rica on which these crops grow.  Pursuant to an agreement with Bioenergy Solutions of Central America, a Costa Rican company (“Bioenergy Solutions”), we are negotiating arrangements which will allow us to harvest wild feedstock from existing farmland for periods of up to ten (10) years.  We have signed approximately 150 agreements with independent farmers, which will be effective upon registration with the applicable government authority.  Depending on when the agreements become effective, we anticipate harvesting wild feedstock during either the 2012 or 2013 harvesting season (March – April).

Phase Two is designed to provide AFAI with control over its long-term feedstock needs through the implementation of a wide scale planting and farming program of oil-rich crops.  The goal of Phase Two is to provide the Company with the ability to maintain stable production and control costs.  In implementing Phase Two, the Company has to date:

•	based upon research and plant trials, selected Jatropha Curcas as its initial main source of feedstock for the planting program. Jatropha is a non-edible plant (so it does not compete with the food sector) and grows abundantly on marginal lands (so land is inexpensive and the need for deforestation is limited);

•	leased a ten hectare (one hectare = approximately 2.4 acres) plant farm in Costa Rica containing 40,000 trees, which will be used for tree cuttings (which can either be sold to third parties or used for the Company’s own planting needs), as well as ongoing plant trials;

•	entered into an Agrarian Parcel Lease with a landowner in Costa Rica for a combined 1,000 hectares of land on which we plan to commence our planting operations. We intend to ultimately expand our planting operations to encompass up to 100,000 hectares of land; and

•	used local consultants in the biofuels industry on an “as needed” basis to enhance our agronomy, farm engineering and management and biodiesel production expertise.

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As a result, AFAI believes that it now possesses sufficient agronomy, biology, plant science, farm management and crop development skills needed to execute its farming program.  We estimate that it will take between four to seven years to fully implement our planting program with a total of up to 100,000 hectares of land.

Phase Three of our business plan is designed to allow AFAI to keep abreast of technological developments in the production of biofuel.  The Company is exploring strategic alliances with or acquisitions of developers of alternative biofuel sources or technologies such as the conversion of algae to fuel.  The Company has not reached any definitive agreements in this regard , but is conducting research primarily at the University of Puerto Rico, together with a Florida based company owned by Dr. Arup Sen, a key employee.

After harvesting feedstock, biofuel production is a two step process.  First, crude biofuel is extracted from plant matter through a crushing process, which is similar to the production of cooking oil.  Thereafter, the crude biofuel is refined into commercial grade biodiesel through a process known as tranesterification, where a chemical catalyst is added to the crude biofuel to separate out certain components known as esters and produce refined biodiesel.

The crushing stage is performed by the same plants which produce cooking oils.  We have determined that existing processing plants in Costa Rica have adequate capacity to commence processing our feedstock into crude biofuel, although we have not entered into agreements with any processor to do so.  We have also identified a tranesterification plant, which has available capacity for us to refine up to 500,000 gallons of biofuel per year, although we have not entered into an agreement to lease such capacity.  Beyond such point, we may be required to construct our own refining facility.

The primary potential customers for our biodiesel are Costa Rican municipalities, government agencies and private companies.  With the assistance of Bioenergy Solutions, we are negotiating off-take agreements with potential customers, pursuant to which they will agree to purchase up to a specified amount of biodiesel (to the extent we produce it).  The price of biodiesel is set by the Costa Rican government.  Our goal will be to produce at least three million (3,000,000) gallons of biodiesel per year within three (3) years of the first harvest.  We have not as yet entered into any off-take agreements.

AFAI intends to engage all stakeholders in the biofuel value chain so as to be certain to maintain respectful and mutually beneficial operational relationships, including:

•	farmers;

•	village leaders (where farms are located);

•	company employees;

•	government agencies in each respective country, including those agencies responsible for investment, agriculture, energy, economic development, environment and rural development;

•	local fuel distributors, wholesalers and retailers;

•	local fuel refineries;

•	oil companies; and

•	Non-Governmental Organizations (“NGOs”) in the fuel, environment, business development, poverty alleviation, and regional development sectors.

The Company will require significant capital to implement its business plan.  There can be no assurance that the Company can raise the necessary funds, on favorable terms or otherwise.  Failure to obtain sufficient capital will substantially harm the Company’s prospects.

Corporate Information

The Company was incorporated in the state of Delaware on April 22, 1993 under the name Sterling Partners Inc.  On January 21, 1999 a Certificate of Amendment to the Certificate of Incorporation was filed changing the Company’s name from Sterling Partners Inc. to GourmetMarket.com, Inc.  On January 29, 1999 a Certificate of Merger was filed whereby GourmetMarket.com, Inc., the Company, merged with GourmetMarket.com, a California entity with the Company being the surviving entity.  On August 8, 2001 a Certificate of Amendment to the Certificate of Incorporation was filed changing the Company’s name to TargitInteractive, Inc.  On May 11, 2007 a Certificate of Amendment to the Certificate of Incorporation was filed changing the Company’s name to NetSpace International Holdings, Inc.  In January 2010, the Company acquired all of the capital stock of Alternative Fuels Americas, Inc, a Florida corporation and commenced its present business focus.  On October 13, 2010 a Certificate of Amendment to the Certificate of Incorporation was filed changing Company’s name to Alternative Fuels Americas, Inc.

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Our executive offices are located at 2131 Hollywood Boulevard, Suite 401, Hollywood, Florida 33020 and our telephone number is (954) 367-7067.  Our website is www.alternativefuelsamericas.com .  Information contained on our website does not constitute part of this prospectus.

Selling Stockholders

As of the date of this Prospectus, the Company has sold or issued an aggregate of 14,458,794 shares of common stock in private placements (“ Private Placements ”) and to service providers.

In the Private Placements, the Company sold an aggregate of 10,801,904 shares of common stock during 2010 and 2011 to 75 “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933) at prices ranging from $.10 to $.50, which sales generated gross proceeds of $1,305,475.   The resale of 8,712,088 of these shares is covered by this prospectus.

In February 2007 the Company issued a total of $650,000 in principal amount of its 8% convertible notes.  The notes were due and payable on July 18, 2007 and were initially convertible into shares of our common stock at a conversion rate of $.015 per share.  The notes have been in default since the original July 18, 2007 maturity date, accruing default interest at the rate of 14% per annum. In January 2010, Ilan Sarid, a Canadian investor and non-affiliated party, acquired the notes from the original holder.  By agreement with the current note holder effective as of December 1, 2011, the payment of default interest and all other defaults under the notes were waived and the notes were converted into 43,333,333 shares of our common stock, 15,000,000 of which shares are registered for resale under this prospectus. Mr. Sarid is deemed to be an “underwriter” within the meaning of the Securities Act of 1933 with respect to the offering of shares contemplated by this prospectus.

We have also issued an additional 3,750,000 shares of common stock to eight service providers for legal, accounting and other business services.  The resale of these shares is not covered by this prospectus.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of 23,712,088 shares of common stock, par value $0.001 per share.  No shares are being offered for sale by our Company.

Common stock offered by selling stockholders	23,712,088 shares of common stock.

Common stock outstanding on February 1, 2012	64,758,131 shares of common stock (1)

Terms of the Offering	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.

(1)	Does not include (a) 23,918,222 shares of common stock issuable upon conversion of our Series C Convertible Preferred Stock and (b) 2,500,000 shares of our common stock reserved for issuance under our 2011 Stock Incentive Plan.

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SUMMARY FINANCIAL INFORMATION

The following summary financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Financial Statements and Notes thereto, included elsewhere in this prospectus.

	For the Years Ended December 31,		For the Nine Months Ended September 30,
Statement Of Operations Ratio:	2010	2009	2011	2010
			(Unaudited)	(Unaudited)
Revenues	$-	$-	$-	$-
Selling, General and Administrative Expenses:
Professional Fees	$137,114	$96,000	$517,459	$50,431
Salaries and Wages	$272,075	$120,000	$269,500	$187,876
Other	$63,030	$-0-	$98,549	$41,089
Other Income (Expenses):
Settlement of Accounts Payable	$191,311	$-	$-	$-
Interest Expense	$(91,000)	$(91,000)	$(68,250)	$(68,250)
Net Loss	$(371,908)	$(307,000)	$(953,758)	$(347,646)

	As of
	December 31, 2010	September 30, 2011
Balance Sheet Data:		(Unaudited)

Cash	$72,313	$13,319
Total Assets	$101,505	$48,962
Total Liabilities	$1,550,479	$1,688,729
Total Stockholders’ Deficit	$1,448,974	$1,639,762

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RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock.  Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects.  If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected.  In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

We have a limited operating history with our current business.

The Company was incorporated in 1993 and has engaged in a number of businesses as a private and subsequently, a publicly held company, including the online sale of specialty foods, online marketing and website development.

The business of AFAI, which the Company acquired in January 2010 and on which the Company plans to focus its efforts, is in the development stage and has generated no revenues to date.  It is subject to all the problems, expenses, difficulties, complications and delays encountered in establishing a new business, including the planting, harvesting and processing of high yield oil crops and the rating of biodiesel fuel.  The Company does not know if it will become commercially viable and ever generate significant revenues or operate at a profit.

The Company will require additional financing to become commercially viable.

To date, the Company has funded its development activities primarily through private placements of its securities, which have raised approximately $572,500 and $643,865 during the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively.  The Company will require additional financing of approximately $2,500,000 to $3,000,000 to commercially launch its planned biofuels business.  The Company incurred net losses of $371,908 and $307,000 for the years ended December 31, 2010 and 2009, respectively and $953,758 and $347,646 for the nine months ended September 30, 2011 and 2010, respectively.  Moreover, as of September 30, 2011, we had a total stockholders’ deficit of $2,990,997 and the independent auditors report for the year ended December 31, 2010 includes an explanatory paragraph stating that our lack of revenues and working capital raise substantial doubt about our ability to continue as a going concern.  While we are seeking to raise additional financing either through government grants and incentives or additional private securities offerings, we have no commitments or firm plans to raise the additional financing and there can be no assurance that necessary additional financing will be available to the Company, on favorable terms or otherwise.  Moreover, any such additional financing may dilute the interests of existing stockholders.  The absence of additional financing, when needed, could cause the Company to delay implementation of its business plan in whole or in part, curtail its business activities and seriously harm the Company and its prospects.

The marketing and market acceptance of biodiesel fuels may not be as rapid as AFAI expects.

The market for biodiesel is rapidly evolving and activity in the sector is expanding rapidly.  Demand and market acceptance for biodiesel are subject to uncertainty and risk, as changes in the price of fossil diesel and possible adverse reactions by the major oil companies could influence and denigrate demand.  AFAI cannot predict whether, or how fast, this market will grow or how long it can be sustained.  If the market for biodiesel develops more slowly than expected or becomes saturated with competitors, AFAI’s operating results could be adversely impacted.

There is no assurance that our business will be profitable or that it will succeed.

The Company has constructed what it believes to be a sound and well conceived business model, but it cannot, with certainly, project the success of its implementation.  Prospective investors should consider the risks, expenses and uncertainties that an early stage corporation like AFAI will need to overcome.  These risks include the Company’s ability or inability to: (i) execute all aspects of its “seed-to-pump” operations; (ii) achieve commercial acceptance of the biodiesel it expects to sell (iii) expand the existing businesses beyond the current pilot project and into neighboring Latin American countries; (iv) achieve financing as set forth above to fund the next stages of the plan of operation; and (v) respond effectively to competitive pressures.  If the Company is unsuccessful in these addressed risks, the business, financial condition and results of operations will be adversely affected and the business may fail.

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AFAI must effectively meet the challenges of managing expanding operations.

The Company’s business plan anticipates that operations will undergo significant expansion.  This expansion will require the Company to establish operations in Latin America and manage a larger and more complex organization, including construction and operation of a refining facility when our capacity exceeds 500,000 gallons per year.  This growth could place a significant strain on our managerial, operational and financial resources.  To accommodate this growth, AFAI must successfully expand the agricultural, technical and human resource practices established and verified as effective.  Management may not succeed with these efforts.  Failure to expand in an efficient manner could cause expenses to be greater than anticipated, revenues to grow more slowly than expected and could otherwise have an adverse effect on the business, financial condition and results of operations.

The Company’s strategic relationships are new to AFAI.

AFAI has entered into an agreement with Bioenergy Solutions and established relationships with local consultants in the biofuels industry, that are expected to significantly contribute to the Company’s depth of knowledge in agronomy and farm management practices and facilitate its introduction to landowners, processing and refining facilities and feedstock development companies.  The Company is subject to certain risks associated with these new business relationships, including, among others, risks relating to business relations, managerial efficiency and effectiveness with Company business and operations.

AFAI is part of an emerging industry.

The Company is engaging in an aggressive plan of growth in an emerging industry that has yet to fully define competitive, operational, financial and other parameters for successful operations.  While the biofuels industry is now global, few companies have reached large scale “seed-to-pump” production capacity and there are certainly errors being made as the quest for growth is pursued.  Additionally, new technologies and agricultural techniques, as well as new crops, may be introduced after the Company has substantially committed to less advantageous legacy processes and feedstock sources, leaving the Company to choose between the cost of upgrading and the continued use of obsolete processes and feedstock.  By aggressively pursuing growth prior to other companies demonstrating where the pressure points of the industry lay may cause the Company to make errors, restricting some or all of its ability to perform in accordance with its expectations.

AFAI must secure sources of feedstock and the ability to process feedstock into biodiesel.

In order to achieve any level of success, AFAI will be required to secure a commercially reasonable level of feedstock to process into biodiesel, as well as the capacity to crush plant matter into crude biofuel and then refine it into commercial grade biodiesel.  We have signed agreements with approximately 150 agreements with independent farmers, which will be effective upon registration with the applicable government authority.  We have also identified facilities which will enable us to lease sufficient crushing and refining capacity to commence commercial operations, but has not entered into any agreements with these facilities.  Moreover, if and when our operations expand, we will need to secure additional crushing and refining capacity.  Accordingly, there can be no assurance that the Company can achieve these goals on commercially reasonable terms, in which case, its business may be substantially harmed.

We have not undertaken any significant marketing efforts and we have only limited marketing experience in the biodiesel fuel arena.

As we are in the development stage, we have not undertaken any significant marketing efforts for our planned biodiesel products.  Moreover, we have only limited marketing experience in the biodiesel fuel arena.  Accordingly, there is no assurance that any marketing strategy we develop can be successfully implemented or if implemented, that it will result in significant sales of our planned biodiesel fuel products.

AFAI will be subject to the risks involved in operating in Latin America.

 The Company anticipates operating throughout Latin America.  Prior to entering a country, the Company will be tracking United States State Department advisories and news and analyst sources to determine if an unacceptable level of risk is evolving.  Nonetheless, the region has had periods of political unrest and instability and there is no assurance that the countries within which the Company sets up farms and operations will remain stable for the entire duration of the AFAI presence. Any changes in the political environment could result in losses to the Company.

Our business will be affected by changes in governmental regulation.

The biofuels industry is regulated by government policy, primarily as regards mandated usages, product production and product standards.  There can be no assurance that we can comply with all applicable regulations.  Countries we operate in may elect not to enforce the regulations, or may change the regulations in ways that adversely affect our business.

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We will be subject to the risks of foreign legal systems.

AFAI plans to be involved in the leasing or acquisition of land, the creation of joint ventures, the production of fuel (a regulated activity), and operations in a number of different legal jurisdictions.  The laws regulating these activities, the legal precautions required to protect the Company and its investors, and the compliance with local regulations will need to be conducted in conjunction with local attorneys.  While the Company plans to ascertain the competency of its legal advisors in each country of operation, it can make no guarantee that the legal advice given will be accurate.  Nor can it be certain that the legal procedures followed by the Company, on advice of legal counsel, will indicate the best course of action.

Our business will be affected by factors influencing the market for fuel products.

Price risk reflects the variability in supply and demand, as driven by geopolitics, business cycles and other factors.  The price of fossil diesel fuel strongly affects the price that can be claimed for biofuel.  A sharp decline in fossil fuel prices would result in a mandatory drop in biofuel prices, regardless of the fixed production costs associated with the agricultural, crushing and tranesterification components of the business.

The Company will be subject to other operating risks which may adversely affect the Company’s financial condition.

Our planned operations will be subject to risks normally incidental to manufacturing operations which may result in work stoppages and/or damage to property.  This may be caused by:

•	breakdown of crushers;

•	breakdown of the processes that create fuel products;

•	labor disputes;

•	fluctuations in foreign exchange rates;

•	imposition of new government regulations;

•	sabotage by operational personnel;

•	cost overruns; and

•	fire, flood, or other acts of God.

The Company will likely face significant competition.

The markets for biofuels are energy generation and transportation which are highly competitive.  The Company will likely face significant competition from other biofuel companies, as well as from more traditional energy and fuel companies which may enter the biofuel market.  Some of these competitors or potential competitors have greater experience, more extensive industry contacts and greater financial resources than the Company.  There can be no assurance that the Company can effectively compete.

We currently rely on certain key individuals and the loss of one of these key individuals could have an adverse effect on the Company.

Our success depends to a certain degree upon certain key members of our management.  These individuals are a significant factor in our growth and success.  The loss of the service of members of the management and advisory board could have a material adverse effect on our company.  In particular, the success of our company is highly dependent upon the efforts of our CEO and COO who have gained significant knowledge of and established important relationships in the Costa Rican biofuels market, the loss of whose services would have a material adverse effect on the success and development of our Company.  Additionally, we do not anticipate having key man insurance in place in respect of our directors and executive officers in the foreseeable future.

The Company’s success will be dependent in part upon its ability to attract qualified personnel and consultants.

The Company’s success will be dependent in part upon its ability to attract qualified creative marketing, sales and product development teams.  The inability to do so on favorable terms may harm the Company’s proposed business.

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We intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934 that will require us to incur audit fees and legal fees in connection with the preparation of such reports.  These additional costs could reduce or eliminate our ability to earn a profit.

Following the effective date of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.  In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis.  Moreover, our legal counsel will have to review and assist in the preparation of such reports.  The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys.  However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  As defined in Securities Exchange Act of 1934 Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being mad e only in accordance with authorizations of management and/or directors of the Company; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

We will be required to include a report of management on the effectiveness of our internal control over financial reporting.  We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification requirements.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.  During the course of our testing, we may identify other deficiencies that we may not be able to timely remediate.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we will have to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control.  The costs of this compliance could be significant.  If our revenues do not increase and/or we cannot satisfy many of these costs through the issuance of our shares, we may be unable to satisfy these costs in the normal course of business which would result in our being unable to continue as a going concern.

9

Our Certificate of Incorporation and By Laws provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Certificate of Incorporation and Bylaws provide for the indemnification of our officers and directors.  We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The market for our common stock is extremely limited and sporadic.

Our common stock is quoted on the OTC Pink Market.  The market for our common stock is extremely limited and sporadic and the last trade for our common stock was on November 10, 2010.  Trading in stock quoted on the OTC Pink Market is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects.  This volatility could depress the market price of our common stock for reasons unrelated to operating performance.  Moreover, the OTC Market is not a stock exchange, and trading of securities in the OTC Market is often more sporadic than the trading of securities listed on a quotation system like Nasdaq, or a stock exchange like NYSE/AMEX.  Accordingly, stockholders may have difficulty reselling any of their shares.

Our common stock is a penny stock.  Trading of our common stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our common stock.

 Our stock is a penny stock.  The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.”  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the “penny stock” rules promulgated by the SEC, FINRA (the Financial Industry Regulatory Authority) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers.  FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse.  Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to a promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

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•	Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws.  These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market will develop in the foreseeable future.  Transfer of our common stock may also be restricted under the securities laws and regulations promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws.  Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions.  Because the securities being registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares, and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities.  These restrictions prohibit the secondary trading of our common stock.  We currently do not intend to and may not be able to qualify securities for resale in a number of states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders.  Accordingly, investors should consider the secondary market for our securities to be a limited one.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our Certificate of Incorporation allows us to issue shares of preferred stock without any vote or further action by our stockholders.  Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock.  As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

The ability of our principal stockholders, including our CEO, to control our business may limit or eliminate minority stockholders’ ability to influence corporate affairs.

Our principal holder of our common stock and the holders, including our CEO, of our Series C Convertible Preferred Stock which votes on an “as-converted” basis together with shares of our common stock as a single class, have approximately 76.1% voting control.  Because of their stock ownership, they are in a position to significantly influence membership of our board of directors, as well as all other matters requiring stockholder approval.  The interests of our principal stockholders may differ from the interests of other stockholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of other officers and directors and other business decisions.  The minority stockholders have no way of overriding decisions made by our principal stockholders.  This level of control may also have an adverse impact on the market value of our shares because our principal stockholders may institute or undertake transactions, policies or programs that result in losses may not take any steps to increase our visibility in the financial community and / or may sell sufficient numbers of shares to significantly decrease our price per share.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock.  We do not expect to pay cash dividends on our common stock at any time in the foreseeable future.  The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider.  Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

The conversion of our outstanding preferred stock would result in the issuance of 23,918,222 shares.  Accordingly such “market overhang” could adversely impact the market price of our common stock.

We have 55,120 shares of Series C Convertible Preferred Stock outstanding, all of which are held by our CEO and a second principal stockholder, which can be converted into 23,918,222 shares of common stock.  Such “market overhang” could adversely impact the market price of our common stock as a result of the dilution which would result if such securities were converted into shares of common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York Stock Exchange/NYSE/AMEX and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance.  These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market.  Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with voluntary compliance, we have not yet adopted these measures.

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We do not currently have independent audit or compensation committees.  As a result, directors have the ability, among other things, to determine their own level of compensation.  Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations as a result thereof.

We intend to comply with all corporate governance measures relating to director independence as and when required.  However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers.  The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying.  Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Securities Exchange Act of 1934 if we have less than 300 shareholders and do not file a registration statement on Form 8-A.  If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted.  After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders.  However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934 until we have both 500 or more security holders and greater than $10 million in assets.  As a result, your access to information regarding our business will be limited.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.  We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer their shares at $1.00 per share until the Company’s shares are quoted on the OTC Bulletin Board or another exchange.  Assuming we secure the qualification, thereafter the shares may be sold at prevailing market prices or at privately negotiated prices.  All shares being offered will be sold by existing stockholders without our involvement, consequently the actual price of the stock will not be determined by us.  The offering price will thus be determined by market factors or the independent decisions of the selling stockholders .

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing stockholders.

At September 30, 2011, after giving proforma effect to the conversion of $650,000 in principal amount of our 8% convertible notes into 43,333,333 shares of our common stock effective December 1, 2011, our proforma net tangible book value (total tangible assets less all liabilities divided by assumed shares outstanding) was $(646,350) or $(.001) per share.  Therefore, assuming a purchase price of $1.00 per share, purchasers of the shares offered by the selling stockholders will incur dilution (the difference between the assumed purchase price of $1.00 per share and proforma net tangible book value per share) of $1.001 per share.

8% CONVERTIBLE PROMISSORY NOTES

General

In February 2007 the Company issued to Minnesota Investment Group, LLC (“MIG”) a total of $650,000 in principal amount of its 8% convertible promissory notes. The notes provided for monthly payments of interest only until July 18, 2007, the original maturity date. The notes were also convertible into the Company’s common stock at a conversion rate of $.015.  On July 18, 2007, the notes went into default because of failure of the Company to pay interest thereon and have been accruing default interest at the rate of 14% per annum since such date.

In January 2010, Ilan Sarid, a Canadian investor and non-affiliated party, acquired the 8% convertible promissory notes from MIG. Effective December 1, 2011, the Company and Mr. Sarid entered into an agreement pursuant to the payment of default interest and all other defaults under the notes were waived and the notes were converted into 43,333,333 shares of our common stock.

Payments made or potentially required to be made to Ilan Sarid in connection with the $650,000 in the principal amount of 8% convertible promissory notes:

Type of Payment	Total Payments Made	Total Potential Payments

Interest Payment	$0	$0

Finder’s Fees or Commission	$0	$0

Net proceeds from the issuance of the $650,000 in principal amount of 8% convertible notes and total payments made to MIG (the original holder) in the first year following issuance of the notes:

Net proceeds from issuance	$650,000

Finder’s Fees or Commissions	$0

Interest Payments	$0

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Total possible profit that Ilan Sarid, the selling stockholder could realize as a result of the conversion discount of the note:

Assumed market of the common stock	$1.00

Effective Conversion Price	$0.015

Number of shares issued on conversion	43,333,333

Total possible discount to market price	$0.985

Certain Share Information:

Shares outstanding prior to the conversion to common stock of the $650,000 in principal amount of 8% convertible promissory notes, which shares are held by persons other than Ilan Sarid, other directors, executive officers and affiliates of AFAI (1)	17,092,444

Shares registered for resale by Ilan Sarid hereunder	15,000,000

(1)	No shares are held by affiliates of Mr. Sarid.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 23,712,088 shares of our common stock, 8,712,088 shares of which were issued the Private Placements consummated in 2010 and 2011 and 15,000,000 shares of which were part of the 43,333,333 shares issued upon conversion of $650,000 in principal amount of our 8% convertible notes, effective December 1, 2011.  We are registering the shares to permit the selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of the date of this prospectus there are 64,758,131 shares of our common stock issued and outstanding.

The following table sets forth, as of the date of this prospectus, the name of each selling stockholder, the number and percentage of shares of our common stock beneficially owned by each selling stockholder prior to the offering for resale of the shares under this prospectus, the number of shares of our common stock beneficially owned by each selling stockholder that may be offered from time to time under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder.

There are no agreements between the Company and any selling stockholder pursuant to which the shares subject to this registration statement were issued.  Other than Ilan Sarid, who was the holder of $650,000 in principal amount of our 8% convertible notes, which were converted effective December 1, 2011 into 43,333,333 shares of our common stock (of which 15,000,000 shares are registered hereby) and Dr. Samuel Stern, who became our Chief Operating Officer in February 2011 (approximately four months after acquisition of the 250,000 shares held by him which are registered hereby), none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.  Based upon our investigation, no selling stockholder is a broker dealer or an affiliate of a broker dealer.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

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Name of Selling Stockholder	Total Shares Owned by Selling Stockholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Stockholder After Offering

Dan Calitri	520,000	500,000	*	20,000
Doug Cargle	8,000	8,000	*	-
Robert Crawford	2,289,695	2,000,000	3.5%	289,695
Roger Durkee	20,000	20,000	*	-
Howard Fishman	20,000	20,000	*	-
John Friedline	5,000	5,000	*	-
Lissette Guerra	250,000	250,000	*	-
Mark Habecker	36,104	36,104	*	-
Brian Hutchinson	12,000	12,000	*	-
Infonis Services Generales, S.L. (1)	250,000	250,000	*	-
Peter Isahov	20,000	10,000	*	10,000
William Jackowski	80,000	20,000	*	60,000
Anthony Johnston	250,000	250,000	*	-
Robert Katz	20,000	20,000	*	-
Brian Kelly	278,000	250,000	*	28,000
Karl and Gloria Knigg	20,000	20,000	*	-
Rodger Maechtlen	35,000	20,000	*	15,000
Bruce Marten	10,000	10,000	*	-
Kevin Mathiowetz	350,000	350,000	*	-
Frederick McWilliams	322,100	290,000	*	32,100
Joe Montasi Jr.	45,000	45,000	*	-
Keith Mulins	5,000	5,000	*	-
Brett Pfrommer	20,000	20,000	*	-
Karla Sequeira	637,000	200,000	*	437,000
Mario and Gisela Riojzman	10,000	10,000	*	-
Larry Rutstein	527,000	250,000	*	277,000
Ilan Sarid	43,520,833	15,000,000	63.9%	28,520,833
Philip Schintzur	10,000	10,000	*	-
Howard Schoor	250,000	250,000	*	-
Dan Schwimmer	125,000	125,000	*	-
Al Shotwell	4,000	4,000	*	-
Enrique Shveid	250,000	250,000	*	-
Wilbur Julian Smith	12,500	12,500	*	-
Benjamin Smookler	620,000	620,000	*	-
Samuel Stern	2,250,000	250,000	*	2,000,000
Louis A. Supraski	50,000	50,000	*	-
Theskin Family Limited Partnership #3 (2)	10,000	10,000	*	-
Thomas Frazier Living Trust	40,480	20,000	*	20,480
Bill Triebwasser	125,139	125,139	*	-
Helmut Wellisch	250,000	250,000	*	-
George Birnbaum	250,000	250,000	*	-
Brad Britton	430,000	430,000	*
Corner Holdings, Inc. (3)	100,000	100,000	*	-
Arturo DuHarte	20,000	20,000	*	-
Jay Freer	6,000	6,000	*	-
Timothy Germany	20,000	20,000	*	-
Donald Doonan	20,000	20,000	*	-
Gary Gunter	30,000	30,000	*	-
Matt Hetrick	50,000	50,000	*	-
Moti Kurnick	50,000	50,000	*	-
Lecon Enterprises, Inc. (4)	10,000	10,000	*	-
Ted Lowe Jr.	20,000	20,000	*	-
M. Lee Arnold Enterprises, LLC (5)	50,000	50,000	*	-
Ralph Nafziger	200,000	200,000	*	-
Michael Niles	200,000	200,000	*	-
Diane Petite	25,000	25,000	*	-
Elon Kaplan	80,000	80,000	*	-
Leonard Swartz	200,845	200,845	*	-
William Pinn	12,500	12,500	*	-
Charles Plumb	20,000	20,000	*	-
Patricia Ross	25,000	25,000	*	-
Camille Shaeffer	25,000	25,000	*	-
Donald Talbot	20,000	20,000	*	-

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*	Less than 1%
(1)	Voting and dispositive control of these shares is held by Alfredo Nissim, controlling shareholder of the corporation.
(2)	Voting and dispositive control of these shares is held by Robert Theskin, the manager of the general partner of such limited partnership.
(3)	Voting and dispositive control of these shares is held by Gerald Verhoel, President and a principal shareholder of the corporation..
(4)	Voting and dispositive control of these shares is held by Norman Leja, President and a principal shareholder of the corporation.
(5)	Voting and dispositive control of these shares is held by M. Lee Arnold, President and a principal member of the limited liability company.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  Given the extremely limited and sporadic market for our common stock in the OTC Pink Market (the last trade for our common stock was on November 10, 2010), the selling stockholders will offer their shares at $1.00 per share until the Company’s shares are quoted or the OTC Bulletin Board or another exchange.  Assuming we secure this qualification, thereafter the shares may be sold at prevailing market prices or privately negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•	any other method permitted pursuant to applicable law; and

•	a combination of any such methods of sale.

Broker-dealers engaged by the selling stockholders may arrange for broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

 Upon a selling stockholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933 disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the donees, assignees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed any necessary supplements to this prospectus under Rule 424(b), or other applicable provisions of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include such donee, assignee, transferee, pledgee, or other successor-in-interest as a selling stockholder under this prospectus.

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Ilan Sarid and Dr. Samuel Stern, a principal stockholder and the Chief Operating Officer of our Company, respectively, are, given their affiliation with our company, deemed to be “underwriters” within the meaning of the Securities Act of 1933 with respect to the offering of shares contemplated by this prospectus. Moreover, any broker-dealers or agents that are involved in selling the shares are also deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales.  In such event, any commissions received by such persons and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock will be paid by the selling stockholder and/or the purchasers.  Each selling stockholder has represented and warranted to us that he, she or it acquired the securities subject to this registration statement for his/her own account for investment and not for the benefit of any other person and not with a view to distribute or sell in violation of the Securities Act of 1933 or any state securities laws or rules and regulations promulgated thereunder. At the time each selling stockholder acquired his, her or its respective shares, such selling stockholder was not a party to an agreement or understanding to distribute the shares, directly or indirectly.

If a selling stockholder uses this prospectus for any sale of the common stock, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933.  The selling stockholders will also be responsible to comply with the applicable provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling security holders or any other such person. Mr. Sarid and Dr. Stern and any other selling stockholder who is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, will not be permitted to engage in short sales of common stock. Further, under Regulation M, persons engaged in distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not e permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We will pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.

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BUSINESS

General

AFAI is a development stage company which intends to be a “seed to pump” biofuels company focusing on Latin America.  As a “seed to pump biofuels company,” we plan to be involved in every phase of the biofuels production process, from growing plants suitable for conversion into biofuels, to extracting crude oils from plant matter and ultimately refining crude oil into international grade biodiesel and selling it to end users.

Since 2005, we have been developing and implementing a business plan to create a viable and sustainable biofuels company in Latin America, initially in Costa Rica.  We have engaged in plant trials, research and development and biofuels strategy development.  We have also put together a management team and outside consultants with the knowledge of and experience in all phases of the Latin American biofuels industry including agronomy and tree science, chemistry, engineering, farm management, production process, and marketing.

The Company has developed and is implementing a three-phase business plan that is intended to generate early-stage revenues, provide for Company ownership of feedstock supplies and allow us to keep abreast of technology and development in the biofuels industry through research and development for emerging and new feedstock opportunities, such as algae.

Phase One is designed to generate early-stage revenues by utilizing feedstock from oil-rich crops that are currently growing wild on private farms.  Based on density studies done for us, we have identified Coyol Palm and Palm Real as the principal wild feedstocks we will use.  Through use of Google Maps, AFAI has located numerous farming acreage in Costa Rica on which these crops grow.  Pursuant to an agreement with Bioenergy Solutions of Central America, a Costa Rican company (“Bioenergy Solutions”), we are negotiating arrangements which will allow us to harvest wild feedstock from existing farmland for periods of up to ten (10) years.  We have signed approximately 150 agreements with independent farmers, which will be effective upon registration with the applicable government authority.  Depending on when the agreements become effective, we anticipate harvesting wild feedstock during either the 2012 or 2013 harvesting season (March – April).

Phase Two is designed to provide AFAI with control over its long-term feedstock needs through the implementation of a wide scale planting and farming program of oil-rich crops.  The goal of Phase Two is to provide the Company with the ability to maintain stable production and control costs.  In implementing Phase Two, the Company has to date:

•	based upon research and plant trials, selected Jatropha Curcas as its initial main source of feedstock for the planting program. Jatropha is a non-edible plant (so it does not compete with the food sector) and grows abundantly on marginal lands (so land is inexpensive and the need for deforestation is limited);

•	leased a ten hectare (one hectare = approximately 2.4 acres) plant farm in Costa Rica containing 40,000 trees, which will be used for tree cuttings (which can either be sold to third parties or used for the Company’s own planting needs), as well as ongoing plant trials;

•	entered into an Agrarian Parcel Lease Agreement with a landowner in Costa Rica for a combined 1,000 hectares of land on which we plan to commence our planting operations. We intend to ultimately expand our planting operations to encompass up to 100,000 hectares of land; and

•	used local consultants in the biofuels industry on an “as needed” basis to enhance our agronomy, farm engineering and management and biodiesel production expertise.

As a result, AFAI believes that it now possesses sufficient agronomy, biology, plant science, farm management and crop development skills needed to execute its farming program.  We estimate that it will take between four to seven years to fully implement our planting program with a total of up to 100,000 hectares of land.

Phase Three of our business plan is designed to allow AFAI to keep abreast of technological developments in the production of biofuel.  The Company is exploring strategic alliances with or acquisitions of developers of alternative biofuel sources or technologies such as the conversion of algae to fuel.  The Company has not reached any definitive agreements in this regard, but is conducting research primarily at the University of Puerto Rico, together with a Florida based company owned by Dr. Arup Sen, a key employee.

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To advance our implementation capabilities, AFAI has focused on the four critical components of biodiesel production: (1) ensuring reliable feedstock supply - through both wild feedstock and planting programs, (2) securing sources independent crude biofuel extraction capability, (3) securing sources of independent refining ability through identification of existing excess industry capacity and ultimately, through developing Company owned facilities, and (4) establishing sales and marketing directed at Costa Rican customers through off-take agreements.  The Company believes that it has developed the capacity to either directly or through strategic relationships, to:

•	execute its wild feedstock program;

•	commence and implement its planting program of Jatropha as a feedstock;

•	meet its oil extraction and tranesterification (refining) needs on commercially reasonable terms;

•	produce sufficient quantities of feedstock on a scalable model to ensure stable, steady growth;

•	undertake research and development on algae as a next-generation feedstock, and

•	sell and distribute biodiesel to domestic Costa Rican markets.

Market Overview

According to business intelligence provider IntertechPira, the total value of clean technologies globally is expected to rise by over 250% to $525 billion in 2019.  This represents average annual growth of 13.5% for the ten year period from 2009.  By 2019 the global biofuels market is expected to more than triple from estimated 2009 bases of 15 billion gallons of ethanol and 3 billion gallons of biodiesel production.

Clean Edge, a research group focused on the green sector, has issued the Clean Energy Trends 2010 report, which declares that biofuels (global production and wholesale pricing of ethanol and biodiesel) reached $44.9 billion in 2009 and are projected to grow to $112.5 billion by 2019.  In 2009 the biofuels market consisted of more than 23.6 billion gallons of ethanol and biodiesel production worldwide.

According to New Energy Finance, a Bloomberg company, new global investment in clean energy reached $145.3 billion in 2009.  This figure includes investments made by venture capital and private equity investors; public market activity (IPOs, etc.); project financing; asset financing; government research and development; and corporate research, development and deployment.

Feedstocks

We believe based on our research, that  Costa Rica will provide us with sufficient sources of both wild and farmed feedstocks for our foreseeable future operations.

Coyol Palm and Palm Real

Based on density studies done for us, we have identified Coyol Palm and Palm Real as the principal wild feedstocks we will use in our wild feedstock program.

Also called Macaúba in Latin America, the Coyol Palm (Spiny Palm), while edible, is not widely used as a food.  Some facts about Coyol include:

•	the tree’s lifespan can be as long as 70 years;

•	fruit appears between years 5-8 and continues annually for the life of the tree;

•	oil content can be as high as 21%;

•	productivity can reach 20 tons of feedstock per hectare, per year; and

•	the tree is native to Central America.

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Palm Real is also native to Latin America and typically grows wild.  Unlike the African Palm, the Palm Real is generally not farmed for its oil, although its fruit is oil-rich.  For biodiesel production, it is promising as each tree can yield enough fruit to enable the production of up to three gallons of crude oil.  AFAI plans to harvest the fruit of the Atalea butyracea specie. Through use of Google Maps, AFAI has located numerous farming acreage in Costa Rica on which these crops grow.

Pursuant to our agreement with Bioenergy Solutions, we are negotiating arrangements which will allow us to harvest wild feedstock from existing farmland for periods of up to ten years.  We have signed approximately 150 agreements with independent farmers, which will be effective upon registration with the applicable government authority.  Depending on when the agreements become effective, we anticipate harvesting wild feedstock during either the 2012 or 2013 harvesting season (March – April).

Jatropha

Based upon research and plant trials, we have selected Jatropha Curcas as our main initial source of feedstock for our farming program.  Jatropha is also a favored feedstock because it does not serve as a food source and therefore we believe it will not result in rising food prices as supply is diverted for fuel production.  Additionally, the versatility of the crop allows for planting on diverse soil types and varied climate conditions.  This permits the widespread planting of Jatropha without the need to clear existing forest.

According to The Global Exchange for Social Investment, which produces the industry leading GEXSI Jatropha Report , approximately 900,000 hectares (2,160,000 acres) of Jatropha have already been planted worldwide through 242 Jatropha projects.  Moreover, such source reports that the number and size of Jatropha projects currently being developed are increasing sharply, with anticipation that over the next 5-7 years approximately 1.5 to 2 million (3.6 million to 4.8 million acres) of Jatropha will be planted.  This will result in a total of approximately 13 million hectares (31.2 million acres) by 2015.  The estimated investment to support this growth is expected to be at least $1 billion US dollars annually for each of the next 7 years.

In our planting and farming program, the Company has to date:

•	leased a ten hectare plant farm in Costa Rica containing 40,000 trees, which will be used for tree cuttings (which can either be sold to third parties or used for the Company’s own planting needs), as well as ongoing plant trials;

•	entered into an Agrarian Parcel Agreement with a landowner in Costa Rica for a combined 1,000 hectares of land on which we plan to commence our planting operations. We intend to ultimately expand our planting operations to encompass up to 100,000 hectares of land; and

•	used local consultants in the biofuels industry on an “as needed” basis to enhance our agronomy, farm engineering and management and biodiesel production expertise.

As a result, AFAI believes that it now possesses sufficient agronomy, biology, plant science, farm management and crop development skills needed to execute its farming program.  We estimate that it will take between four to seven years to fully implement our planting program with a total of up to 100,000 hectares of land.

Algae

Scientists have established that Botryococcus Braunii, an ancient strain of algae, is the primary carbon chain component for today’s fossil fuels, having transformed into their current state during the past 500 million years.  It is upon this science that the current notion that the cultivation and processing of algae could lead to the rapid production of green oil.

The following interesting facts point to the potential of algae:

▪	Studies have shown that some species of algae can produce up to 60% of their dry weight in the form of oil.
▪	Because the cells grow in aqueous suspension, they have more efficient access to water, CO 2 and dissolved nutrients.
▪	Microalgae are capable of producing large amounts of biomass in algal ponds or photobioreactors.

We are conducting research, principally at the University of Puerto Rico, jointly with a Florida based company owned by Dr. Arup Sen, a key employee.   Reclassed in the f/s to Research and Development expenses during 2010 and 2009 were borne by Dr. Sen's company.

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Biodiesel Production

After harvesting feedstock, biofuel production is a two step process.  First, crude biofuel is extracted from plant matter through a crushing process, which is similar to the production of cooking oil.  Thereafter, the crude biofuel is refined into commercial grade biodiesel through a process known as tranesterification, where a chemical catalyst is added to the crude biofuel to separate out certain components known as esters and produce refined biodiesel.

The crushing stage is performed by the same plants which produce cooking oils.  We have determined that existing processing plants in Costa Rica have adequate capacity to commence processing our feedstock into crude biofuel, although we have not entered into agreements with any processor to do so.  We have also identified a tranesterification plant, which has available capacity for us to refine up to 500,000 gallons of biofuel per year, although we have not entered into an agreement to lease such capacity.  Beyond such point, we may be required to construct our own refining facility, which will require a substantial additional capital investment.

Marketing and Sales

The primary initial potential customers for our biodiesel are Costa Rican municipalities, government agencies and private companies, many of whom are being encouraged or under mandate to improve energy efficiency and reduce carbon footprints.  With the assistance of Bioenergy Solutions, we are negotiating off-take agreements with potential customers, pursuant to which they will agree to purchase up to a specified amount of biodiesel (to the extent we produce it).  The price of biodiesel is set by the Costa Rican government.  Our goal will be to produce at least three million (3,000,000) gallons of biodiesel per year within three (3) years of the first harvest.  We have not as yet entered into any off-take agreements.

Ultimately, AFAI plans to establish an in-house marketing and sales force who will focus on raising awareness of AFAI and its biodiesel production and target potential clients in various industries including:

•       transportation (vehicle fleet operators)

•        aviation

•        marine

•        energy generation

Strategic Agreements

AFAI has entered into a number of strategic agreements to implement its business plan.

AFAI is party to an agreement (which superseded a prior memorandum of understanding) with Bioenergy Solutions, a Costa Rican company, pursuant to which Bioenergy Solutions will, among the matters, assist AFAI with:

•        securing wild feedstock sources

•        leasing land for planting and farming

•        advising as to agronomy and crop science

•        securing crushing and refining compacts

•        hiring workers; and

•        assisting with contacts at all stages of the biodiesel production process

The initial compensation rate is $2,000 per month.  The initial term is three months from November 2011 through January 2012, at which time, the parties will use commercially reasonable efforts to extend the agreement or enter into a more long term agreement.

Bioenergy Solutions has assisted the company with securing arrangements which will allow us to harvest will feedstock from existing farm land for periods of up to ten (10) years. We have signed approximately 150 agreements with independent farms which will be effective, upon registration with the applicable governed authority. Such agreements typically provide AFAI with harvesting rights for a period of five (5) to ten (10) years, cover between 20,000 and 50,000 hectares of land and provide for annual payments to the farmers based upon $.20 per gallon of refined biodiesel produced from wild feedstock, allocated proportionately among the farmers by the weight of wild feedstock harvested from their respective farms.

Bioenergy Solutions is also assisting AFAI with negotiating off-take agreements with potential customers, pursuant to which they will agree to purchase up to a specified amount of biodiesel (to the extent we produce it over a specified term).  The price of biodiesel is set by the Costa Rican government.  We have not as yet entered into any such agreements.

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In November 2011, we entered into a ten-year agreement with an independent third party to lease a ten hectare plant farm in Costa Rica containing 40,000 trees, which will be used for tree cuttings (which can either be sold to third parties or used for the Company’s own planting needs), as well as ongoing plant trials.  The lease provides for annual rental payments of $3,500 in years 1 to 3, $4,500 in years 4 to 6, and $5,000 for the balance of the term.  In addition, we will pay $160,000 for the 40,000 trees in installments over a three year period.

We have also entered into an agrarian Parcel Lease Agreement with an independent third party to lease 1,000 hectares of land in Costa Rica upon which we may commence our planting and farming program.  By mutual agreement of the parties, the lease may be expanded to cover up to 5,000 hectares of land.  The lease agreement, which runs through March 2030, provides for an initial semi-annual rental of $350 per hectare for the first five years, increasing by $50 per hectare for each subsequent five year period.  In addition to planting and farming, we may also perform crude oil extraction process on the land.

Environmental Impact and Business Practices

AFAI plans to adhere, throughout the lifecycle (seed, harvest, processing, waste management) to responsible and economically sustainable business practices.  In this context, sensitive issues such as protection of the ecosystem including water utilization and management (depletion and pollution), land preparation and preservation (nutrient depletion), biodiversity, crop replacement, and other related concerns, will be approached in accordance with guidelines designed to best protect the environment.

AFAI anticipates its lease sites will focus on lands that have either been identified as degraded agricultural lands with scarce localized vegetation, or have been used for short term crops.  Thus, at no point does AFAI intend to engage in the replacement and conversion of forests, wetlands, woodlands, or any other ecosystem that would result in producing greenhouse gas emissions (GHG) that are greater than (exceed) the savings (emissions reductions) generated by planting the proposed feedstock.  Accordingly, the Company does not anticipate incurring any material environmental compliance costs.

AFAI intends to engage all stakeholders in the biofuel value chain so as to be certain to maintain respectful and mutually beneficial operational relationships.  The stakeholders with which the Company will maintain positive dialogue include:

•	farmers;

•	village leaders (where farms are located);

•	company employees;

•	government agencies in each respective country, including those agencies responsible for investment, agriculture, energy, economic development, environment and rural development;

•	local fuel distributors, wholesalers and retailers;

•	local fuel refineries;

•	the oil companies;

•	NGOs in the fuel, environment, business development, poverty alleviation, and regional development sectors; and

•	all other interested parties.

Government Regulation

The planting, farming and harvesting of feedstock, the extraction of crude biofuel from plant matter and the refining of crude biofuel into biodiesel is not directly subject to government regulation.

In Costa Rica, the price of biodiesel is set by the government and accordingly, the Company’s operations may be adversely impacted by a reduction of such price.  In addition, the demand for biodiesel and therefore, the Company is planned business may be effected by various government initiatives to either encourage or discourage biodiesel production, as well as market factors which increase or decrease the demand for biodiesel.

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The Company will be subject to general health and safety regulations governing farming, extraction and refining operations.  The Company does not believe that compliance with such regulations will be unduly burdensome with respect to either its operations or costs.  However, there can be no assurance that regulations will be enacted in the future which may adversely impact the Company’s operations and harm its planned business.

Competition

The market for biofuels is emerging but is expected to be highly competitive.  In Costa Rica, as the price of biodiesel is set by the government, competition is mostly focused on customer service and being able to efficiently meet customer demand for supply on an ongoing basis.  The Company will likely face significant competition from other biofuel companies, as well as from more traditional energy and fuel companies which may enter the biofuels market.  Many of these competitors and potential competitors will have far greater experience, more extensive industry contacts and greater financial resources than the Company.

Employees

  As of the date of this prospectus, the Company has six employees including our Chief Operating Officer, Chief Science Officer, Chief Finance Officer, County Manager (Costa Rica) and two support staff. Additional employees will be hired in the future as our business expands.  We anticipate employing approximately 30 persons by the time we commercially launch our planned biofuels business.

Properties

We do not own any real property.  We maintain office space at 2131 Hollywood Boulevard, Suite 401, Hollywood, Florida 33020, pursuant to the terms of a commercial office lease providing for rental payments of $1,200 per month.  The term of the office lease expires on January 31, 2013.

See “ Strategic Agreements ” above with respect to our leases of land in Costa Rica.

Legal Proceedings

Currently there are no legal proceedings pending or threatened against us.  However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  Litigation is subject to inherent uncertainties, and an adverse result in any such matter may harm our business.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Extremely Limited and Sporadic Market for Common Stock

Our Common Stock is currently traded on the OTC Pink Market under the symbol “AFAI PK .”  Such market is extremely limited and sporadic and the last trade of our common stock was on November 10, 2010.  We anticipate making an application for trading of our common stock on the OTC Bulletin Board or another exchange upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the OTC Bulletin Board or another exchange, or if traded, that an actual public market will ever materialize.

The following table sets forth the range of high and low bid quotations, obtained from www.bloomberg.com , for our common stock as reported each of the periods indicated.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	High	Low

2009
March 31, 2009	-	-
June 30, 2009	-	-
September 30, 2009	$1.00	$0.20
December 31, 2009	$1.00	$0.06

2010
March 31, 2010	$12.00	$0.10
June 30, 2010	$6.00	$3.00
September 30, 2010	$6.00	$3.00
December 31, 2010 (1)	$5.00	$3.00

2011
March 31, 2011 (1)	$-	$-
June 30, 2011 (1)	$-	$-
September 30, 2011 (1)	$-	$-
December 31, 2011 (1)	$-	$-

(1)   Our common stock has not traded since November 10, 2010.

OTC Pink Market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account.

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In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules.  Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have approximately 460 holders of record of our common stock.

Rule 144 Shares

Rule 144 provides that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six months (if the issuer is a reporting company) or 12 months (if the issuer is a non-reporting company, as is the case herein), may, under certain conditions, sell all or any of his shares without volume limitation.  Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock in any three month period.  There is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for the three months prior to sale) after the restricted securities have been held by the owner for the aforementioned prescribed period of time.

However, Rule 144 is unavailable for the resale of restricted securities initially issued by a blank-check or shell company, both before and after a business combination, despite technical compliance with the requirements of Rule 144.  As we were inoperative for a significant period prior to our acquisition in January 2010 we may be deemed to be a shell company.  Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration.  Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

(a)           has ceased to qualify as a blank-check or shell company;

(b)           is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;

(c)           has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and

(d)           has filed certain information with the SEC, (in our case, this registration statement) reflecting that it is no longer a blank-check or shell company;

may, after one year has elapsed from the effective date of this registration statement, within any three-month period resell a number of such restricted securities that does not, with respect to the ordinary shares, exceed the volume limitations set forth above.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

We had no revenue for the nine months ended September 30, 2011 and 2010.

Selling, general and administrative costs increased $606,112, or 145.0%, to $885,508 for the nine months ended September 30, 2011 from $279,396 for the nine months ended September 30, 2010.  These costs represent professional fees, salaries and wages and other office expenses.  The increase is attributable to the ramp up of professional fees, salaries and wages needed to pursue our planned business strategy.

Non-operating expenses in the first nine months of 2011 and 2010 were $68,250 representing interest expense on our convertible notes.

Net losses for the nine months ended September 30, 2011 and September 30, 2010 were $953,750 and $347,846, respectively.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

We had no revenue for the years ended December 31, 2010 and 2009.

Selling, general and administrative costs increased $64,908, or 30.0%, to $280,908 for the year ended December 31, 2010 from $216,000 for the year ended December 31, 2009.  These costs represent professional fees and other office expenses.  The increase is attributable to the ramp up of professional fees needed to pursue our planned business strategy.

Non-operating expenses in the years ended December 31, 2011 and 2010 were $91,000 representing interest expense on our convertible notes.

Net losses for years ended December 31, 2010 and 2009 were $371,908 and $307,000, respectively.

Liquidity and Capital Resources

As of September 30, 2011, total current assets were $13,319 as compared to $72,072 on December 31, 2010.  The decrease in total current assets was attributable to the use of cash for operating activities during the first nine months of 2011.  Total current liabilities remained relatively static at $1,688,728 at September 30, 2011 when compared to the $1,550,478 balance as of December 31, 2010.

As of September 30, 2011, other assets were $20,000.

For the nine months ended September 30 2011, we raised $643,965 from the sale of 5,131,294 shares of our common stock in private offerings.

Net cash used in operating activities was $695,008 in the first nine months of 2011 compared to $307,914 for the same period in 2010. This changes principally results from our increased net loss from operation.

Net cash flow used in investment activities was $7,710 in the first nine months of 2011 due primarily to the acquisition of certain assets compared with $3,134 for the same period in 2010.

Net cash provided by financing activities in the first nine months of 2011 was $643,965 compared to $373,982 in the first nine months of 2010.

At September 30, 2011, the Company had a net working capital deficiency of $2,940,997 and has no cash flows from operating activities during the nine month period then ended.  The Company acknowledges that current operations may not allow the Company to generate positive working capital in the near future. On January 6, 2010, NetSpace International Holdings, Inc. acquired Alternative Fuels America, Inc., in a merger transaction. Although management believes that it will be able to successfully execute its business plan, which includes third party financing and capital issuance, and meet the Company’s future liquidity needs, there can be no assurances in that regard.

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Our primary source of capital to develop and implement our business plan has been from private placements of our securities.  During the year ended December 31, 2010 and the nine months ended September 30, 2011, we generated approximately $572,510 and $643,965 from the sale of an aggregate of 5,570,000 and 5,131,294 shares of our common stock respectively, to “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933) at prices ranging from $.10 to $.50 per share.

The Company will require additional financing of approximately $2,500,000 to $3,000,000 to commercially launch its planned biofuels business.  Our independent auditors report for the year ended December 31, 2010 includes an explanatory paragraph strategy that our lack of revenues and working capital raise substantial doubt about our ability to continue as a going concern.  While we are seeking to raise additional financing, either through government grants and loans or additional securities or offerings, there can be no assurance that additional financing will be available to the Company when needed, on favorable terms or otherwise.  Moreover, any such additional financing may dilute the interests of existing stockholders.  The absence of additional financing, when needed, could cause the Company to delay implementation of its business plan in whole or in part, curtail its business activities and seriously harm the Company and its prospects.

At December 31, 2010, the Company had a net working capital deficiency of $1,478,407 and has no cash flows from operating activities in fiscal 2010. The Company acknowledges that current operations may not allow the Company to generate positive working capital in the near future. On January 6, 2010, NetSpace International Holdings, Inc. acquired Alternative Fuels America, Inc., in a merger transaction. Although management believes that it will be able to successfully execute its business plan, which includes third party financing and capital issuance, and meet the Company’s future liquidity needs, there can be no assurances in that regard.

The Company has cash used in operations of $490,505 and $0 for the years ended December 31, 2010 and 2009, respectively. The Company has cash used in operations of $695,008 and $307,914 for the nine months ended September 30, 2011 and 2010, respectively. The Company expects to expend $150,000 of planned research and development activities during the first twelve months of operations for the development and commercialization of its planned products and services. During the first twelve month of operations, the Company plans to employ an additional 30 persons in the development and commercialization of its planned biofuels business.  The Company expects to expend $4,808,000 of other known and as estimated material operating costs during the first twelve months of operations. We intend to commence operations during the first quarter of 2012.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates included deferred revenue, costs incurred related to deferred revenue, the useful lives of property and equipment, the useful lives of intangible assets and accounting for the business combination.

Fair Value of Financial Instruments

Recorded financial instruments consist of accounts payable, short-term debt obligations, convertible debt and long-term debt obligations.  The related fair values of these financial instruments approximated their carrying values due to either the short-term nature of these instruments or based on the interest rates currently available to the Company.

Earnings Per Share

Basic earnings per share are computed based on weighted average shares outstanding during the period.  Diluted earnings per share are computed using the weighted average number of common and dilutive common stock equivalent shares outstanding during the period.  Dilutive common stock equivalent shares consist of the dilutive effect of debenture common stock equivalents and potentially convertible employee compensation.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, as clarified by ASC 740-10, Accounting for Uncertainty in Income Taxes.  Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.  Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year.  In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies.  If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required.  Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of ASC 740.

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ASC 740-10 requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit.  For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ ASU ”) that is now part of the topic on Consolidations dealing with the consolidation of variable interest entities.  The new requirements change how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated and requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement.  The new requirements became effective on January 1, 2010.  Adoption did not have a material effect on the Company’s results of operations and cash flows or financial position.

In October 2009, the FASB issued ASU, Multiple-Deliverable Revenue Arrangements, to (i) provide guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated; (ii) require an allocation of revenue using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence or third-party evidence of the selling price; and (iii) eliminate the residual method.  The update becomes effective on a prospective basis in fiscal years beginning on or after June 15, 2010, with earlier application permitted.  The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position.

In October 2009, the FASB issued an ASU, Certain Revenue Arrangements that Include Software Elements , that amends existing requirements to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality.  The update becomes effective on a prospective basis in fiscal years beginning on or after June 15, 2010, with earlier application permitted.  The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position.

In January 2010, the FASB issued an ASU, Improving Disclosures about Fair Value Measurements, requiring additional disclosures on fair value measurements.  Disclosure requirements for transfers in and out of levels 1 and 2 of the hierarchy for fair value measurements, that became effective January 1, 2010, did not have a material effect on the Company’s results of operations or financial position.  Disclosures about purchases, sales, issuance, and settlements in a rollforward of activity for level 3 fair value measurements are deferred until fiscal years beginning after December 15, 2010.  The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position.

In April 2010, the FASB issued an ASU, Revenue Recognition — Milestone Method , to provide guidance on (i) defining a milestone, and (ii) determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions.  The guidance becomes effective on a prospective basis for research and development milestones achieved in fiscal years beginning on or after June 15, 2010, with early adoption and retrospective application permitted.  The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position.

In July 2010, the FASB issued an ASU, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to expand disclosures for exposure to credit losses from lending arrangements, including credit risks involved in financing receivables and allowances for credit losses.  Adoption did not have a material effect on the Company’s results of operations and cash flows or financial position.

In December 2010, the FASB issued an ASU , Disclosure of Supplementary Pro Forma Information for Business Combinations, effective for business combinations occurring after December 15, 2010, and an ASU, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts, effective for fiscal years beginning after December 15, 2010.  The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

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MANAGEMENT

Directors, Executive Officers, Brokers and Control Persons

Our directors and executive officers and their respective ages and titles are as follows:

Name	Age	Position(s) and Office(s) Held
Craig Frank	51	Chairman of the Board, President, Chief Executive Officer and Director
Timothy Hart	52	Chief Financial Officer
Dr. Samuel Stern	62	Chief Operating Officer
Ned L. Siegel	60	Vice Chairman of the Board and Director
Max Schuftan	49	Director
Carrie Schwarz	50	Director
Jordi Arimany	33	Director

Set forth below is a brief description of the background and business experience of our directors and executive officers.

Craig Frank became Chairman of the Board, President, Chief Executive Officer and a Director of the Company in January 2010.  For the past 13 years, Mr. Frank has served as Chairman and CEO of Tudog International Consulting, a Florida based company with business advisory, business development, market research, training, and merchant banking divisions.  During his tenure at Tudog, Mr. Frank has worked with more than 200 companies from 19 countries.  In addition, in such capacity, he developed the business plan for a biofuels company based in Central America and accordingly, he co-founded Alternative Fuels Americas, Inc., a Florida corporation, to conduct that business, which we acquired in January 2010.  He remains Tudog’s Chairman.  Mr. Frank also serves as a director and a member of the compensation committee of the board of directors of American Locker Group, Inc., a publicly held manufacturer and distributor of lockers, locks and keys.  Mr. Frank is a widely published author with articles on business matters featured in magazines and newsletters internationally, including the publications of the Guatemala America Chamber of Commerce, the Israel Export Institute, the Romania Chamber of Commerce, and the World Association of Small and Medium Sized Enterprises.  He is also an in-demand speaker at international conferences, including the Florida Sterling Council, the International Project Management Association, The Central American Center for Entrepreneurship, and the Israel Center for Entrepreneurial Studies, and the Pino Center for Entrepreneurship at Florida International University.  The Company believes that Mr. Frank’s consulting and entrepreneurial experience brings significant value to our management team.

Timothy Hart became Chief Financial Officer of the Company in August 2011. He is the managing member of R3 Accounting, LLC, a Florida based CPA firm, since 2007. From 2002 through 2007 Mr. Hart was a member of Ullman & Hart CPA’s, a Florida based CPA firm.  From February 2005 until November 2006, while with Ullman & Hart CPA’s Mr. Hart served as the Chief Financial Officer of Ignis Petroleum Corporation, a Dallas based oil and gas company.. From December 2008 until December 2010 while with R3 Accounting, LLC, Mr. Hart served as the Chief Financial Officer of American Scientific Resources, Inc., a Florida based medical products company. Mr. Hart is a Florida CPA and received BA degrees in Accounting, Economics and Business Administration from Thomas More College and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

Dr. Samuel Stern joined the Company as its Chief Operating Officer in February 2011.  Dr. Stern brings to AFAI a wealth of experience in both technical and management fields.  From 2009 until joining the Company, Dr. Stern was an independent consultant based in Miami, Florida.  From 2005 to 2009 Dr. Stern served as the General Director of the Centro Nacional de Acuicultura e Investigaciones Marinas – CENAIM (National Aquaculture and Marine Research Center) in Ecuador.  For over 17 years thereto, he served as General Manager for one of Continental Grain Company’s agribusinesses in Ecuador.  Over his career, Dr. Stern was directly involved in project negotiations, development and execution with multinationals including corporate giants such as Abbott Labs and Schering Plough.  Dr. Stern holds a masters degree in Oceanography and Marine Biology and a Ph.D. in Life Sciences from the Hebrew University of Jerusalem He has authored scientific publications in peer reviewed journals as well as contributing author to scientific/technical reviews and has presented papers in international forums.  His strong operational experience combined with his technical know-how and his 24 years of residing in South America, make him a welcome addition to our management team.

Ned L. Siegel has served as a Vice Chairman member of our board of directors since March 2011.  He has served as President of the Siegel Group, Inc. since September 1997, and Managing Member of the Siegel Consulting Group, LLC since November 2009, which provided real estate development and realty management services.  From October 2007 until January 2009, he served as United States Ambassador to the Commonwealth of the Bahamas.  From September 2006 until January 2007, he served as Senior Advisor to the United States Mission for the 61 st Session of the United Nations General Assembly.  From January 2003 until October 2007, Mr. Siegel was a member of the board of directors of the Overseas Private Investment Corporation.  From 2003 until 2007, he served as a member of the board of directors of the Caswell-Massey Company, Ltd., a world-wide quality bath and body, home fragrance and gifts company.  Mr. Siegel joined the board of directors of Positive ID Corporation and its audit committee in January 2011.  Mr. Siegel earned a bachelor of arts degree from the University of Connecticut in 1973 and a juris doctorate from the Dickinson School of Law in 1976.  Mr. Siegel was appointed to the board of directors due to his past experience with government appointments and services and his managerial experience.

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Max Schuftan, who became a director of the Company in January 2010, has been the Chief Technology Officer of Sonol Israel, an oil company, since May 2007.  For approximately 20 years prior thereto he served as an officer in the Israeli Defense Forces, rising to the rank of Colonel, responsible for all fuel procurement.  Mr. Schuftan is a Chemical Engineer with a degree from the Technical Institute and has a Masters of Business Administration from Manchester University (Israel Branch).  He was born and raised in Honduras and brings to AFAI critical oil industry know-how and an excellent understanding of Central America.

Carrie Schwarz, who became a director in January 2010, has served as the Managing Partner of Athena Assets Management, a New York based hedge fund specializing in investments of special situation publicly traded securities since  2002.  Ms. Schwarz has also been a Portfolio Manager at Metropolitan Capital, a New York based hedge fund since  2008.  From 1999 to 2001, Ms. Schwarz was an executive at Bank of America Securities, where she built and managed a proprietary Risk Arbitrage Department.  From 1991 to 1999, she founded and managed Athena Investment Partners, L.P., a hedge fund that focused on special situations.  Prior thereto, she was with American Porters, L.P., a hedge fund that focused on risk arbitrage, which she joined as a junior analyst in 1995 and ultimately rose to become Head of Research and a partner.  Ms. Schwarz serves on the board of directors of the American Friends of the Weizmann Institute of Science.  We believe that her financial industry experience makes her a valuable member of the board of directors.

Jordi Arimany, who became a director in January 2010, has served as Vice President of Business Development of First Diversity Management Group, a Cleveland, Ohio-based human capital services company since 2008.  From 2007 to 2008, he served as Associate to the Executive Vice President of Bunco Industrial, in Guatemala City, one of the largest private banks in Central America.  From 2000 to 2007, he was National Business Development Manager to LAFISE (Latin American Financial Services), a Miami, Florida based financial services firm operating throughout Latin America.  Mr. Arimany has a bachelor’s degree in business administration from John Brown University and a Masters degree in business administration from Regent University.  We believe that his Latin American financial and business experience makes him a valuable member of the board of directors.

Key Employees

Dr. Arup Sen is a PhD in Biochemistry from Princeton University.  He has published more than 50 articles in peer-reviewed leading journals.  He is an inventor in five U.S. patents and nearly 50 patents or pending applications in other countries.  He has served as the President of Sustainable AgroBiotech, LLC of Puerto Rico, an algae biofuels company, since its inception in 2007.  He is founder and Chairman of Solution Technologies, Inc., which is engaged in commercializing patent pending technologies related to dietary mineral supplements.  From 2006 to 2010 he served as Chief Executive Officer of sustainable Cellulosics, Inc., a biofuels company focused on building an end-to-end technology platform for cellulosic bioethanol.  Prior to 2006, Dr. Sen served in executive management roles since 1982 in biotechnology and pharmaceutical companies, including as CEO of public and private companies in the life science industry.  Prior to his career in the industry, Dr. Sen served on the faculty of Scripps Research Institute in California and at the National Institutes of Health in Maryland.

Dr. W. Wayne Surles, our Director of Research Development since March 2011, is an entomologist with extensive expertise in biology and chemistry.  He has acquired highly diversified international expertise in the agronomic development of products utilized to enhance plant production.  His career entails extensive academic publications in insect/plant interactions along with product and business development in which his scientific background supported international research and development efforts.  As a scientist, Dr. Surles has developed pesticides and application programs and techniques, while directing these projects into financial successes.   Since 2008, Dr. Surles has served as a consultant to various companies in the agricultural and agrichemicals fields, including a number of startups.  From 2004 to 2008, he served as Program Manager for pesticide regulation for the Virginia Department of Agriculture.  For approximately 29 years prior thereto, he was actively involved in a number of international agrichemicals business ventures with a complex of companies now owned by Bayer Corporation.  Although he has actively supported all levels of agrichemical development, production and sales, his passion remains in the agronomic methodology of enhancing plant growth.  Here, his scientific background affords a strong foundation in agronomy, pest control, genetic plant improvement, propagation and nutrition.

Terms of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our stockholders and until a successor is appointed and qualified, or until their removal, resignation, or death.  Executive officers serve at the pleasure of the board of directors.

Board Committees

Our board of directors does not currently have an audit committee, a compensation committee, or a corporate governance committee.  We plan to establish such committees in the near future.

Code of Ethics

We do not currently have a Code of Ethics that applies to employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  We plan to adopt a Code of Ethics in near future.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our CEO and former CFO for our last three completed fiscal years for all services rendered to us.  No other executive officer was paid in excess of $100,000 during either of such fiscal years.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig Frank	2011	0	0	0	0	0	0	180,000	180,000
CEO and President (1)	2010	0	0	0	0	0	0	120,000	120,000
	2009	0	0	0	0	0	0	120,000	120,000

Neil Swartz	2011	0	0	0	0	0	0	120,000	120,000
CFO (2)	2010	0	0	0	0	0	0	120,000	120,000

Timothy Hart	2011	0	0	0	0	0	0	23,800	23,800
CFO (3)

(1)	Represents $180,000, $114,844, and $0 paid in each of 2011, 2010, and 2009 and $0, $5,151 and $120,000 accrued in such years to Tudog International Consulting of which firm Mr. Frank is Chairman and a principal.

(2)	Represents $120,000 and $114,687 paid to and $0 and $5,313 accrued in such years to Birch Capital, Inc. of which firm Mr. Swartz is Chief Executive Officer and a principal. Mr. Swartz resigned as our CFO and a director August 2011.

(3)	Represents $18,800 paid and $5,000 accrued to R3Accounting, LLC of which firm Mr. Hart is the managing member. Mr. Hart became our CFO in August 2011.

Employment and Consulting Agreements

The Company is presently not party to any employment agreement with its executive officers. The Company is, however, party to a consulting agreement expiring on December 31, 2012, with Tudog International Consulting, of which firm Craig Frank, our President and CEO is Chairman and a principal.  The Company was also a party to a consulting agreement with Birch Capital, of which firm, Neil Swartz, our former CFO and a director, is Chief Executive Officer and a principal. Pursuant to the consulting agreements which were initially effective in January 2010, Messrs. Frank and Swartz provided executive services to the Company in exchange for a payment of $10,000 per month, which was increased to $15,000 per month effective January 2011. They are also entitled to reimbursement of their reasonable out-of-pocket business expenses. The consulting agreements provide for non-competition and non-disclosure provisions.

The consulting agreement with Birch Capital terminated upon Mr. Swartz's resignation as our CFO and director in August 2011. The board of directors intends to replace its consulting agreement with Tudog International Consulting with an employment agreement with Mr. Frank on comparable terms.

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Outstanding Equity Awards at Fiscal Year-End Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Equity
								Equity	Incentive
								Incentive	Plan
							Market	Plan	Awards:
							Value	Awards:	Market or
			Equity				of	Number	Payout
			Incentive			Number	Shares	of	Value of
			Plan			of	or	Unearned	Unearned
			Awards:			Shares	Shares	Shares,	Shares,
	Number of	Number of	Number of			or Shares	of	Shares or	Shares or
	Securities	Securities	Securities			of	Stock	Other	Other
	Underlying	Underlying	Underlying			Stock That	That	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option		Have	Have	That Have	That
	Options	Options	Unearned	Exercise	Option	Not	Not	Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	(#)
Craig Frank	0	0	0	0	0	0	0	0	0

Neil Swartz (1)	0	0	0	0	0	0	0	0	0

(1)       Mr. Swartz resigned as our CFO and director in August 2011.

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig Frank	0	50,000	0	0	0	0	0

Neil Swartz (2)	0	0	0	0	0	0	0

Ned L. Siegel	0	1,141,500	0	0	0	0	0

Max Schuftan	0	67,750	0	0	0	0	0

Carrie Schwarz	0	106,250	0	0	0	0	0

Jordi Arimany	0	67,750	0	0	0	0	0

(1)        Represents shares of common stock issued to each of our directors in consideration for their annual service on  the board of directors and in the case of Ambassador Siegel, for certain advisory services rendered to the Company, prior thereto.

(2)        Mr. Swartz resigned from the board of directors in August 2011.

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Narrative Disclosure to the Director Compensation Table

Our non-employee directors are compensated with common stock.  Each non-employee director receives 100,000 shares of common stock per year of service.  The Company distributed compensation to non-employee directors for 2011 and will distribute such compensation for 2012 in January 2013.

2011 Incentive Stock Plan

Our 2011 Incentive Stock Plan provides for equity incentives to be granted to our employees, executive officers or directors or to key advisers or consultants.  Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares as determined pursuant to the 2011 Incentive Stock Plan, restricted stock awards, other stock based awards, or any combination of the foregoing.  The 2011 Incentive Stock Plan is administered by the board of directors.  2,500,000 shares of our common stock are reserved for issuance pursuant to the exercise of awards under the 2011 Incentive Stock Plan.  No awards are outstanding as of the date of this prospectus.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the beneficial ownership of our common stock by each director and executive officer, by each person known by us to beneficially own 5% or more of the our common stock and by directors as a group.  Unless otherwise stated, the address of the stockholders set forth in the table is c/o the company, 2131 Hollywood, Blvd., Suite 401, Hollywood, Florida 33020.

Names and addresses of beneficial owners	Number of shares of common stock (1)	Percentage of voting control (1)

Directors and executive officers:

Craig Frank	21,862,354 (1)	24.7%

Timothy Hart	100,000	*

Sam Stern	2,250,000	2.5%

Ned L. Siegel	1,141,500	1.3%

Max Schuftan	137,500	*

Carrie Schwarz	212,500	*

Jordi Arimany	137,500	*

All directors and executive officers as a group (seven (7) persons)	25,841,354	29.1%

Other 5% or greater stockholders:

Ilan Sarid	43,520,833	49.1%
4367 Av Montrose
Westmount Quebec
Canada H3Y2B2

* Less than 1%

(1)	Includes shares of common stock issuable upon conversion of 50,000 shares of Series Convertible Preferred Stock held by Mr. Frank. Our Series C Convertible Preferred Stock votes on an "as converted" basis together with our common stock as a single class.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

In January 2010, we acquired all of the outstanding capital stock of Alternative Fuels Americas, Inc., a Florida corporation, from Craig Frank and Neil Swartz, the shareholders of such company in exchange for 50,000 shares of Series C Convertible Preferred Stock issued to each of such individuals.  As a result, Messrs. Frank and Swartz became our principal stockholders and officers.  Mr. Swartz resigned as an officer and director in August 2011 and subsequent thereto, contributed 44,880 of the shares of Series C Convertible Preferred Stock held by him to the capital of the Company.

In addition to the issuances of shares of common stock to our directors, as described in "Executive Compensation" above, in 2011 we issued 100,000 shares to Tim Hart, our CFO, 2,000,000 shares to Dr. Samuel Stern, our COO and 100,000 shares to Dr. Arup San, a key employee.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant shareholders.  However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

DESCRIPTION OF SECURITIES

Capital Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 and 10,000,000 shares of preferred stock, par value $0.001.

Common Stock

As of the date of this prospectus, 64,758,131 shares of common stock are issued as outstanding.  The shares of common stock presently outstanding are fully paid and non-assessable.  Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by shareholders.  In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding.  The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions.

Holders of common stock are entitled to receive dividends, if and when declared by the board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

General   Our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series or the designation of such series.  While our Certificate of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult.

Series C Convertible Preferred Stock   We currently have outstanding 55,120 shares of preferred stock designated as Series C Convertible Preferred Stock (the “ Preferred Shares ”).  The Preferred Shares are held by Craig Frank, our Chairman, President and Chief Executive Officer (50,000 shares) and Neil Swartz, our former Chief Financial Officer (5,120 shares).

Dividends   Holders of Preferred Series are not entitled to receive cumulative or non-cumulative dividends on the Preferred Shares, provided, however, that if the board of directors declares a dividend on our common stock out of funds legally available therefore, holders of Preferred Shares are entitled to participate in such dividend in the same proportion to which they would be entitles if the Preferred Shares were converted into shares of our common stock (an “ as converted basis ”).

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Liquidation Preference    In the event of liquidation, dissolution or winding-up of the Company, the holders of Preferred Shares are entitled to be paid out of assets available for the distribution on an amount equal to $1.00 per Preferred Share, plus the amount of any accrued and unpaid dividends prior to any payment of dividends to the holders of shares of any other junior series or class of our capital stock.  If upon any liquidation, dissolution or winding-up of the Company, the assets available for distribution shall be insufficient to pay holders of the Preferred Shares their full liquidation preference and accrued but unpaid dividends, the amount of such assets shall be shared ratably by holders of the Preferred Shares.

The merger of consolidation of the Company into or with another corporation or other entity or any other corporate reorganization in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization, the sale of all or substantially all the assets of the Company, or a transaction or series of related transaction by the Company in which in excess of fifty percent (50%) of our voting power is transferred, shall be deemed to be a liquidation, dissolution or winding up of the Company.

Conversion   Holders of Preferred Shares may convert their Preferred Shares in whole or in part at any time and from time to time into shares of common stock on a basis of 433.93 shares of common stock for each share of Preferred Stock (the “ Conversion Ratio ”).  The Conversion Ratio will be subject to adjustment in the event of stock splits, stock dividends and similar recapitalizations.

Voting Rights    Holders of Preferred Shares have the right to vote on an “ as converted basis ” together with holders of common stock as a single class unless otherwise required by Delaware law.

Preemptive Rights    Holders of Preferred Shares do not have preemptive rights.

Transfer Agent

The transfer agent for our common stock is Pacific Stock Transfer Company.  The transfer agent’s address is 4045 South Spencer Street, Las Vegas, Nevada 89119, and its telephone number is (702) 361-3033.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Roetzel & Andress, Fort Lauderdale, Florida.  A partner of Roetzel & Andress beneficially owns 100,000 shares of our common stock.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration have so been included in reliance upon the report of DeMeo Young and McGrath, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the SEC with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

37

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our Certificate of Incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable .

38

ALTERNATIVE FUELS AMERICAS, INC.

(A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet as of December 31, 2010 (audited) and September 30, 2011 (unaudited)	F-3

Statement of Operations for the years ending December 31, 2010 and 2009 (audited) and the nine months ended September 30, 2011 and 2010 (unaudited)	F-4

Statement of Stockholders’ Deficit for the years ending December 31, 2010 and 2009 (audited) and the nine months ended September 30, 2011 and 2010 (unaudited)	F-5

Statements of Cash Flows for the years ending December 31, 2010 and 2009 (audited) and the nine months ended September 30, 2011 and 2010 (unaudited)	F-6

Notes to Financial Statements	F-7

F-1

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

of Alternative Fuels America, Inc.

We have audited the accompanying balance sheet of Alternative Fuels America, Inc. (a State of Delaware corporation) as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2009 and 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alternative Fuels America, Inc. as of December 31, 2009 and 2010, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's dependence on outside financing, lack of sufficient working capital, and recurring losses from operations raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

De Meo, Young, McGrath

/s/ DE MEO, YOUNG, MCGRATH

Fort Lauderdale, Florida

October 21, 2011

F-2

ALTERNATIVE FUELS AMERICAS INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

DECEMBER 31, 2009, 2010 AND SEPTEMBER 30, 2011 (UNAUDITED)

	December 31, 2009	December 31, 2010	September 30,2011
			(Unaudited)
ASSETS
Current assets
Cash	$-	$72,072	$13,319
Total current assets	-	72,072

Property and equipment, net	-	9,433	15,643

Other assets	-	20,000	20,000

Total assets	$-	$101,505	$48,961

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued expenses	$830,665	$625,312	$695,312
Accrued interest	184,167	275,167	343,417
Convertible promissory notes	650,000	650,000	650,000
Total current liabilities	1,664,832	1,550,478	1,688,728

Commitments and contingencies	-	-	-

Stockholders' deficit
Convertible Preferred stock - Series C, $.001 par value.
10,000,000 shares authorized, 100,000 and 0 shares issued at December 31, 2010 and September 30, 2011, respectively	-	-	-
Common stock, $0.001 par value. 250,000,000 shares authorized. 12,723,504 and 21,424,798 shares issued at December 31, 2010 and September 30, 2011, respectively	499	12,723	21,425
Additional paid-in capital	-	575,542	1,329,805
Deficit accumulated during the development stage	(1,665,331)	(2,037,239)	(2,990,997)

Total stockholders' deficit	(1,664,832)	(1,448,974)	(1,639,767)

Total liabilities and stockholders' deficit	$-	$101,505	$48,961

The accompanying notes are an integral part of these financial statements

F-3

ALTERNATIVE FUELS AMERICAS INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010 (UNAUDITED)

	Cumulative From Inception to September 30, 2011	For the Years Ended December 31,		For the Nine Months Ended September 30,
	(Unaudited)	2010	2009	2011	2010
				(Unaudited)

Revenues	$-	$-	$-	$-	$-
Cost of sales	-	-	-	-	-

Gross profit	-	-	-	-	-

Selling, general and administrative expenses
Professional fees	1,040,460	137,114	96,000	517,459	50,431
Salaries and wages	661,575	272,075	120,000	269,500	187,876
Other	1,117,356	63,030	-	98,548	41,090

Loss from operations	(2,819,391)	(472,219)	(216,000)	(885,508)	(279,396)

Other income (expenses)
Settlement of accounts payable	191,311	191,311	-	-	-
Interest expense	(362,917)	(91,000)	(91,000)	(68,250)	(68,250)

Loss before income taxes	(2,990,997)	(371,908)	(307,000)	(953,758)	(347,646)

Income taxes	-	-	-	-	-

Net loss	$(2,990,997)	$(371,908)	$(307,000)	$(953,758)	$(347,646)

Weighted shares outstanding		9,705,404	499,367	16,138,879	7,363,879
Loss per share, primary and fully diluted		$(0.04)	$(0.61)	$(0.06)	$(0.05)

The accompanying notes are an integral part of these financial statements

F-4

ALTERNATIVE FUELS AMERICAS INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2010 and 2009 AND THE SIX MONTHS ENDED SEPTEMBER 30, 2011 (UNAUDITED)

						Deficit
	Preferred Stock		Common Stock			Accumulated
					Additional	During the
	Shares Issued	Amount	Shares Issued	Amount	Paid-in Capital	Development Stage	Total
						(Unaudited)
Stockholders’ deficit January 1, 2008	-	$-	499,367	$499	$-	$(1,070,831)	$(1,070,332)
Net loss for the year ended December 31, 2008	-	-	-	-	-	(287,500)	(287,500)
Stockholders’ deficit December 31, 2008	-	-	499,367	499	-	(1,358,331)	(1,357,832)
Net loss for the year ended December 31, 2009	-	-	-	-	-	(307,000)	(307,000)
Stockholders’ deficit December 31, 2009	-	-	499,367	499	-	(1,665,331)	(1,664,832)

Shares issued in connection with Netspace merger	100,000	100	6,567,247	6,567	-	-	6,567
Issuance of common stock for cash	-	-	5,570,000	5,570	566,940	-	572,510
Issuance of common stock for accounts payable	-	-	86,890	87	8,602	-	8,689
Net loss for the year ended December 31, 2010	-	-	-	-	-	(371,908)	(371,908)
Stockholders’ deficit December 31, 2010	100,000	100	12,723,504	12,724	575,542	(2,037,239)	(1,448,973)

Issuance of common stock for cash	-	-	5,131,294	5,132	638,833	-	643,965
Issuance of common stock for services			3,570,000	3,570	115,430		119,000
Net loss for the nine months ended September 30, 2011 (Unaudited)	-	-	-	-	-	(953,758)	(953,758)
Stockholders’ deficit September 30, 2011 (Unaudited)	100,000	$100	21,424,798	$21,426	$1,329,805	$(2,990,997)	$(1,639,766)

The accompanying notes are an integral part of these financial statements

F-5

ALTERNATIVE FUELS AMERICAS INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010 (UNAUDITED)

	Cumulative
	From Inception
	to September 30,	Years Ended December 31,		Nine Months Ended September 30,
	2011	2010	2009	2011	2010
	(Unaudited)			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(2,990,997)	$(371,908)	$(307,000)	$(953,758)	$(347,646)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,000	500	-	1,500	-
Stock issued for services	119,000			119,000
Stock issued for liabilities	8,689	8,689	-	-	-
Merger expenses	6,567	6,567	-	-	-
Changes in operating assets and liabilities:
Other assets	(20,000)	(20,000)	-	-	(20,000)
Accounts payable and accrued expenses	586,693	(114,353)	307,000	138,250	59,732
Net cash used in operating activities	(2,288,048)	(490,505)	-	(695,008)	(307,914)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(17,643)	(9,933)	-	(7,710)	(3,134)
Net cash used in investing activities	(17,643)	(9,933)	-	(7,710)	(3,134)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible promissory notes	650,000	-	-	-	-
Proceeds from sale of common stock	1,669,010	572,510	-	643,965	373,982
Net cash provided by financing activities	2,319,010	572,510	-	643,965	373,982

Net increase (decrease) in cash	13,319	72,072	-	(58,753)	62,934

Cash and equivalents, beginning of period	-	-	-	72,072	-

Cash and equivalents, end of period	$13,319	$72,072	$-	$13,319	$62,934

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Payment of taxes	-	-	-	-	-
Payment of interest	$-	$-	$-	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:
Shares issued in connection with Netspace merger	$6,567	$6,567	$-	$-	$-

The accompanying notes are an integral part of the consolidated financial statements

F-6

ALTERNATIVE FUELS AMERICAS INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010

(Information related to September 30, 2010 and 2011 is Unaudited)

Note 1. Description of Business and Significant Accounting Policies

Organization

Alternative Fuels Americas Inc. (“the Company”) was incorporated in the state of Delaware on April 22, 1993 under the name Sterling Partners Inc. On January 21, 1999 a Certificate of Amendment to the Certificate of Incorporation was filed changing the Company’s name from Sterling Partners Inc. to GourmetMarket.com, Inc. On January 29, 1999 a Certificate of Merger was filed whereby GourmetMarket.com, Inc., the Company, merged with GourmetMarket.com, a California entity with the Company being the surviving entity. On August 8, 2001 a Certificate of Amendment to the Certificate of Incorporation changing the Company’s name to TargitInteractive, Inc. On May, 11, 2007 a Certificate of Amendment to the Certificate of Incorporation was filed changing the Company’s name to NetSpace International Holdings, Inc. and entered into the development stage. The Company, operating under a franchise model, provided Internet marketing solutions to small and medium sized enterprises with services that included website design and development, information technology infrastructure, and e-commerce systems. Additionally, the Company provided project management, search engine optimization, e-mail marketing, Web hosting, and financing solutions.  In November 2007, the Company revamped its operations by (a) moving away from the franchise model, (b) adopting the use of website templates to streamline production and ease the customer interaction process, and (c) shifting its sales and marketing effort to either a multi-level model or a straight sale model. In January 2010, the Company acquired all of the capital stock of Alternative Fuels Americas, Inc, a Florida Corporation and commenced its present business. On October 13, 2010 a Certificate of Amendment to the Certificate of Incorporation was filed changing Company’s name to Alternative Fuels Americas, Inc.

Business and Nature of Operations

The Company is a development stage company which intends to be a “seed to pump” biofuels company focusing on Latin America.  As a “seed to pump” biofuels company, we plan to be involved in every phase of the biofuels production process, from growing plants suitable for conversion into biofuels, to extracting crude oils from plant matter and ultimately refining crude oil into international grade biodiesel and selling it to end users.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates included deferred revenue, costs incurred related to deferred revenue, the useful lives of property and equipment, the useful lives of intangible assets and accounting for the business combination.

F-7

ALTERNATIVE FUELS AMERICAS INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010

(Information related to September 30, 2010 and 2011 is Unaudited)

Fair Value of Financial Instruments

Recorded financial instruments consist of accounts payable, short-term debt obligations, convertible debt and long-term debt obligations.  The related fair values of these financial instruments approximated their carrying values due to either the short-term nature of these instruments or based on the interest rates currently available to the Company.

Earnings Per Share

Basic earnings per share is computed based on weighted average shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common stock equivalent shares outstanding during the period. Dilutive common stock equivalent shares consist of the dilutive effect of debenture common stock equivalents and potentially convertible employee compensation.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, as clarified by ASC 740-10, Accounting for Uncertainty in Income Taxes.  Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of ASC 740.

ASC 740-10 requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Reclassifications

Certain amounts in 2009 and 2010 were reclassified to conform to the 2011 presentation. These reclassifications had no effect on net loss for the periods presented.

F-8

ALTERNATIVE FUELS AMERICAS INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010

(Information related to September 30, 2010 and 2011 is Unaudited)

Note 2.  New Accounting Pronouncements

The amendments in ASU 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, clarify the guidance in ASC 310-40, Receivables: Troubled Debt Restructurings by Creditors, which requires a creditor to classify a restructuring as a troubled debt restructuring (TDR) if (1) the restructuring includes a concession by the creditor to the borrower and (2) the borrower is experiencing financial difficulties. The pronouncement is effective for interim and annual periods beginning on or after June 15, 2011. The Company does not expect the adoption of this recently issued accounting pronouncement to have a significant impact on its results of operations, financial position or cash flows.

The amendments to ASC 350-20, Intangibles–Goodwill and Other: Goodwill simplified the current two-step goodwill impairment test previously required by ASC 350-20, by permitting entities to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount. Based on the results of the qualitative assessment, if the entity determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, it would then perform the first step of the goodwill impairment test; otherwise, no further impairment test would be required. The pronouncement is effective for fiscal years beginning after December 15, 2011. The Company does not expect the adoption of this recently issued accounting pronouncement to have a significant impact on its results of operations, financial position or cash flows.

The amendments to ASC 715-80, Compensation – Retirement Benefits: Multiemployer Plans , require entities to make additional disclosures, in a tabular format, to assist financial statement users in understanding the possible impact of an entity’s participation in multiemployer plans on future cash flows. The pronouncement is effective for annual reporting periods for fiscal years ending after December 15, 2011. The Company does not expect the adoption of this recently issued accounting pronouncement to have a significant impact on its results of operations, financial position or cash flows.

Note 3. Going Concern

At December 31, 2010 and September 30, 2011, the Company had a net working capital deficiency of $1,478,407 and $1,675,410, respectively, and has no cash flows from operating activities in fiscal 2010. The Company acknowledges that current operations may not allow the Company to generate positive working capital in the near future. On January 6, 2010, NetSpace International Holdings, Inc. acquired Alternative Fuels Americas, Inc., in a merger transaction. Although management believes that it will be able to successfully execute its business plan, which includes third party financing and capital issuance, and meet the Company’s future liquidity needs, there can be no assurances in that regard.

F-9

ALTERNATIVE FUELS AMERICAS INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010

(Information related to September 30, 2010 and 2011 is Unaudited)

Note 4. Property and equipment

 Property and equipment consist of the following at December 31, 2010 and September 30, 2011:

	December 31,	September 30,
	2010	2011
Office Furniture	$9,933	$17,643
Less: Accumulated depreciation	(500)	(2,000)
	$9,433	$15,643

Depreciation expense for the year ended December 31, 2010 and the nine months ended September 30, 2012 was $500 and $1,500, respectively.

Note 5.  Convertible Promissory Notes

The Company issued $650,000 of convertible promissory notes bearing interest at 8% per annum (14% default rate) and payable on July 18, 2007 as part of a $1,000,000 line of credit. The convertible promissory notes are convertible into the Company’s common stock at $0.015 per share. In accordance with ASC 470-20 (Debt with Conversion and Other Options), the Company determined that the convertible promissory notes did not have a beneficial conversion feature. The convertible promissory notes meet the definition of “conventional convertible debt” because the number of shares which may be issued upon the conversion of the debt is fixed. Currently the note is bearing interest at 14% and the holder of the note has not pursued any remedies available to them since the note is past due. Subsequent to September 30, 2011 the convertible promissory notes were converted into 43,333,333 shares of the Company’s common stock.

F-10

ALTERNATIVE FUELS AMERICAS INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010

(Information related to September 30, 2010 and 2011 is Unaudited)

Note 6.  Common and Preferred Stock Transactions

On January 6, 2010 the NetSpace International Holdings, Inc. acquired Alternative Fuels Americas, Inc., a Florida corporation, in a stock for stock transaction. In exchange for 100% of the Capital Stock in Alternative Fuels Americas, the Company issued 100,000 shares of Series C Preferred Stock. The 100,000 shares of Series Preferred Stock were convertible into 43,392,940 shares of the Company’s common stock. In addition, the company issued 5,967,247 shares of its common stock to the existing shareholders and convertible promissory note holder of NetSpace International Holdings. In that both of these companies were inactive at the time a nominal value was ascribed to the transaction. Subsequent to September 30, 2011, a total of 44,480 shares of Series C Preferred Stock were contributed to the capital of the Company, lowering the number of shares issuable upon conversion of the Series C Preferred Stock to 23,918,222 shares.

On July 27, 2010 the Company effectuated a 200 for 1 reverse stock split. All share and per share numbers reflect this transaction.

During 2010 the Company issued 5,570,000 shares of common stock for cash proceeds of $572,500.

In 2009 the Company entered into an agreement with two consultants to settle their outstanding payable of $200,000 in exchange for 86,890 shares of common stock. This common stock issued in this transaction was valued at $0.10 per share, the fair market value of the stock at the time. This resulted in a gain on the settlement of the payable of $191,311.

During 2011 the Company issued 8,701,294 shares of common stock for cash proceeds of $643,965.

In 2011 the Company issued consultants 3,570,000 shares of common stock. The shares were valued at $119,000, the fair market value of the stock at the time. The shares were issued with a one year right of forfeiture. The forfeiture rights give the Company the right, for up to one year from the date of issuance, to rescind the issuance of the common stock issued for services solely at the Company’s option.

F-11

ALTERNATIVE FUELS AMERICAS INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010

(Information related to September 30, 2010 and 2011 is Unaudited)

Note 7.  Income taxes

The components of deferred income tax assets and liabilities are as follows:

	December 31,		September 30,
	2010	2009	2011
Long-term deferred tax assets:
Net operating loss carryforward	767,020	627,080	1,099,520
Total long-term deferred tax assets	767,020	627,080	1,099,520
Valuation allowance	(767,020)	(627,080)	(1,099,520)
Net deferred tax assets (liabilities)	$-	$-	$-

The income tax provision differs from the expense that would result from applying statutory rates to income before income taxes principally because of the of the valuation allowance on net deferred tax assets for which realization is uncertain.

The effective tax rates for 2010 and 2009 were computed by applying the federal and state statutory corporate tax rates as follows:

	Year Ended		September 30,
	December 31,		2011
	2010	2009	2011
Statutory Federal income tax rate	37.65%	37.65%	37.65%
Less valuation allowance	-37.65%	-37.65%	-37.65%
	0%	0%	0%

Our Federal net operating loss (“NOL”) carryforward balance as of December 31, 2010 was $2,037,000, expiring between 2011 and 2030.  NOL utilization may be subject to a limitation contained in Internal Revenue Code Section 382. The recapitalization in 2007 and subsequent stock issuances may have substantially limited or eliminated the opportunity to utilize our NOL carryforwards. Management has reviewed the provisions of ASC 740 regarding assessment of their valuation allowance on deferred tax assets and based on that criteria determined that it does not have sufficient taxable income to offset those assets.  Therefore, Management has assessed the realization of the deferred tax assets and has determined that it is more likely than not that they will not be realized.  The change in the valuation allowance from December 31, 2009 to December 31, 2010 is $130,000.

F-12

ALTERNATIVE FUELS AMERICAS INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010

(Information related to September 30, 2010 and 2011 is Unaudited)

The Company adopted the provisions of ASC 740, previously FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes , on January 1, 2007. Previously the Company has accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. The statute of limitations is still open on years 2007 and subsequent. The Company recognizes the financial statement impact of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than–not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date the Company applied ASC 740 to all tax positions for which the statute of limitations remained open. As a result of the implementation of ASC 740, the Company did not recognize a material increase in the liability for uncertain tax positions.

The Company is subject to income taxes in the U.S. federal jurisdiction in various states. The tax regulations within each jurisdiction are subject to interpretation of related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for the years before 2007.

Note 8.  Commitments and Contingencies

In November 2007 the Company entered into two employment agreements with consultants. The agreements require an annual payment of $48,000. The parties agreed that the compensation may be converted into the common stock of the Company. As of December 31, 2010 conversions have taken place in settlement of both agreements for 86,890 shares of common stock.

In November 2007, and amended January 1, 2010, the Company entered into a one year consulting agreement with an outside firm to assist in the development and implementation of its business plan. The agreement requires monthly payments of $15,000 per month.  This amount is included in salaries and wages on the statement of operations. On January 1, 2010, the Company entered into a one year consulting agreement with an outside firm to provide corporate, financial and strategic council. The agreement requires monthly payments of $15,000 per month.

In 2011, the Company entered into one year consulting agreements with two individuals to assist in the development and implementation of its business plan. The agreements requires monthly payments of $10,000 per month in cash or stock at the discretion of the Company.

In 2011, the Company entered into a two year lease for office space in Hollywood, Florida. The lease calls for monthly payments of $1,200.

Note 9.  Subsequent Events

In November 2011, we entered into a ten-year agreement with an independent third party to lease a ten hectare plant farm in Costa Rica containing 40,000 trees, which will be used for tree cuttings (which can either be sold to third parties or used for the Company’s own planting needs), as well as ongoing plant trials. The lease provides for annual rental payments of $3,500 in years 1 to 3, $4,500 in years 4 to 6, and $5,000 for the balance of the term. In addition, we will pay $160,000 for the 40,000 trees in installments over a three year period.

We have also entered into an agrarian Parcel Lease Agreement with an independent third party to lease 1,000 hectares of land in Costa Rica upon which we may commence our planting and farming program. By mutual agreement of the parties, the lease may be expanded to cover up to 5,000 hectares of land. The lease agreement, which runs through March 2030, provides for an initial semi-annual rental of $350 per hectare for the first five years, increasing by $50 per hectare for each subsequent five year period. In addition to planting and farming, we may also perform crude oil extraction process on the land.

We have evaluated events and transactions that occurred subsequent to December 31, (the Company year end) 2010 through January 4, 2012, the date the financial statements were issued, for potential recognition or disclosure in the accompanying financial statements. Other than the disclosures above, we did not identify any events or transactions that should be recognized or disclosed in the accompanying financial statements.

F-13

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees	$3,012.51
Transfer Agent Fees	2,500.00
Accounting Fees and Expenses	25,000.00
Legal Fees and Expenses	30,000.00
Miscellaneous Fees and Expenses	5,000.00
Total	$65,512.51

All amounts (other than registration fees) are estimates other than the SEC’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling stockholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14 .  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

ITEM 15 .  RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act of 1933, as amended:

In January 2010, the Company issued 6,567,247 shares to seventeen individuals and one Company for services rendered in connection with the merger transaction valued at $6,567.

In February 2010, the Company issued 600,000 shares to three individuals for cash consideration of $60,000.

In March 2010, the Company issued 750,000 shares to three individuals for cash consideration of $75,000.

In April 2010, the Company issued 500,000 shares to two individuals for cash consideration of $50,000.

In June 2010, the Company issued 750,000 shares to two individuals for cash consideration of $75,000.

In August 2010, the Company issued 250,000 shares to one individual for cash consideration of $25,000.

In September 2010, the Company issued 875,000 shares to three individuals for cash consideration of $87,500.

In October 2010, the Company issued 300,000 shares to two individuals for cash consideration of $30,000.

In November 2010, the Company issued 800,000 shares to three individuals for cash consideration of $80,000.

In December 2010, the Company issued 745,000 shares to five individuals for cash consideration of $90,000.

In December 2010, the Company issued 86,890 shares to two individuals for settlement of outstanding accounts payable valued at $8,689.

In January 2011, the Company issued 203,000 shares to five individuals for cash consideration of $20,300.

In February 2011, the Company issued 245,000 shares to three individuals for cash consideration of $24,500.

In March 2011, the Company issued 250,000 shares to one individual for cash consideration of $25,000.

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In April 2011, the Company issued 204,000 shares to four individuals for cash consideration of $50,966.

In May 2011, the Company issued 791,190 shares to nine individuals for cash consideration of $131,650.

In June 2010, the Company issued 212,500 shares to five individuals for cash consideration of $106,250.

In April 2011, the Company issued 3,030,000 shares to three individuals for services rendered valued at $100,100.

In September 2011, the Company issued 1,321,104 shares to seventeen individuals for cash consideration of $540,500.

In September 2011, the Company issued 540,000 shares to seven individuals for services rendered valued at $18,000.

In October 2011, the Company issued 178,000 shares to seven individuals for $89,000.

All of the foregoing securities were issued without registration under the Securities Act of 1933 by reason of the exemption from registration afforded by Section 4(2) promulgated thereunder. With respect to each issuance, the shares delivered to the Company appropriate investment representations, including an affirmation of “accredited investor” status. Each party being issued shares had an opportunity to ask questions of the Company and acknowledge that such party understood the risks of an investment in the Company.

ITEM 16.  EXHIBITS

Exhibit Number	Description

3.1(i)	Certificate of Incorporation, as amended*

3.2	By-Laws, as amended*

5.1	Opinion of Roetzel & Andress*

10.1	Share Exchange Agreement dated February 3, 2010 by and among Netspace International, Inc. and Craig Frank and Neil Swartz, the shareholders of Alternative Fuels Americas, Inc.*

10.2	2011 Stock Incentive Plan*

10.3	Agrarian Parcel Lease Agreement by and between Agr Unito S.A. and Alternative Fuels Americas, Inc.*

10.4	Consulting Agreement by and between Alternative Fuels Americas, Inc. and Bioenergy Solutions of Central America/Issaac Baldizon*

10.5	Lease Agreement and Sale of Plantation by and between Registrant and Tempate S.A.

10.6	Form of 8% Convertible Promissory Note*

10.7	Consulting Agreement between Registrant and Tudog International Consulting, Inc. *

10.8	Office Lease for premises located at 2131 Hollywood Boulevard, Suite 401, Hollywood, Florida 33020*

10.9	Letter Agreement effective December 1, 2011 between Registrant and Ilan Sarid*

10.10	Amendment to Consulting Agreement between Registrant and Tudog International Consulting, Inc.*

23.1	Consent of DeMeo Young & McGrath

23.2	Consent of Counsel (included in exhibit 5.1)*

 *Previously Filed

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ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(c)           to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B of the Securities Act or other than prospectuses filed in reliance on Rule 430A of the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Hollywood, Florida, on February 1, 2012.

ALTERNATIVE FUELS AMERICAS, INC.

By:	/s/ Craig Frank
Craig Frank, Chairman of the Board, President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Timothy Hart
Timothy Hart, Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig Frank and Timothy Hart, and each of the undersigned is a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for each of them and in each name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.  In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following person in the capacities and on the dates stated.

IN ACCORDANCE with the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person on their own behalf in the capacities and on the dates stated.

Signatures		Title(s)	Date

By:	/s/ Craig Frank	Chairman of the Board, President and Chief Executive	February 1, 2012
	Craig Frank	Officer and Director (Principal Executive Officer)

By:	/s/ Timothy Hart	Chief Financial Officer (Principal Financial and	February 1, 2012
	Timothy Hart	Accounting Officer)

By:	/s/ Ned L. Siegel	Vice Chairman of the Board and Director	February 1, 2012
Ned L. Siegel

By:	/s/ Max Schuftan	Director	February 1, 2012
Max Schuftan

By:	/s/ Carrie Schwarz	Director	February 1, 2012
Carrie Schwarz

By:	/s/ Jordi Armany	Director	February 1, 2012
Jordi Armany

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